EXHIBIT (a)(i)
U.S. OFFER TO PURCHASE FOR CASH
ANY AND ALL ISSUED AND OUTSTANDING SERIES B SHARES, WITHOUT PAR VALUE,
HELD BY U.S. HOLDERS
AND
ANY AND ALL ISSUED AND OUTSTANDING AMERICAN DEPOSITARY SHARES,
EACH OF WHICH REPRESENTS TWELVE SERIES B SHARES,
HELD BY ALL HOLDERS, WHEREVER LOCATED,
OF
INDUSTRIAS BACHOCO, S.A.B. DE C.V.
FOR
Ps.81.66 PER SERIES B SHARE
AND
Ps.979.92 PER AMERICAN DEPOSITARY SHARE (PAYABLE IN U.S. DOLLARS)
BY
EDIFICIO DEL NOROESTE, S.A. DE C.V.
THE U.S. OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 4, 2022, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.
Edificio del Noroeste, S.A. de C.V. (“Purchaser”), a private corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”) and owned and controlled by members of the Robinson Bours Family, pursuant to this offer to purchase (the “U.S. Offer to Purchase”), is offering to purchase:
(1)   any and all issued and outstanding Series B shares, without par value (the “Series B Shares”), of Industrias Bachoco, S.A.B. de C.V., a publicly-held corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (the “Company”) held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which defines a U.S. holder as “any security holder resident in the United States”); and
(2)   any and all issued and outstanding American Depositary Shares (each of which represents twelve Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), held by holders, wherever located, in each case other than any Shares owned directly or indirectly by the Robinson Bours Family and/or its affiliates, for Ps.81.66 in cash per Series B Share and Ps.979.92 in cash per ADS (together, the “U.S. Offer Price”), without interest and less (i) any applicable brokerage fees and commissions, (ii) any applicable foreign exchange conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars (in the case of the ADSs), and (iii) applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and other related materials, including the acceptance for Series B Shares (the “Acceptance for Series B Shares”) and letter of transmittal for ADSs (the “ADS Letter of Transmittal”) which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer.” The ADSs have been issued under a facility created pursuant to the deposit agreement by and among the Company, The Bank of New York Mellon, acting as depositary (the “ADR Depositary”), and all holders from time to time of American depositary receipts evidencing ADSs (“ADRs”) issued thereunder (such deposit agreement, as amended from time to time, the “Deposit Agreement”). The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid to holders of ADSs in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex (“Citibanamex”) to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day as, and following, such conversion, the converted amounts will be deposited by Citibanamex with Citibank N.A., which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “Tender Agent”), for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
The procedures for tendering Shares in the U.S. Offer differ depending on whether you hold Series B Shares or ADSs and if you hold your ADSs directly or through an intermediary. You should follow the applicable instructions set forth under “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” of this U.S. Offer to Purchase.
Purchaser is making a concurrent all cash tender offer directed to holders of Series B Shares, but not holders of ADSs (the “Mexican Offer,” and together with the U.S. Offer, the “Offers”). Non-U.S. holders will not be permitted to tender their Series B Shares in the U.S. Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. ADSs may not be tendered in the Mexican Offer. The price offered for Series B Shares in the Mexican Offer is the same on a per Series B Share basis as the U.S. Offer Price, payable in Mexican pesos under the terms described in the offering documents relating to the Mexican Offer.
Holders tendering in the U.S. Offer will have withdrawal rights until the Expiration Date, unless withdrawal rights are required to be reinstated in accordance with applicable law. See “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares” and “— Section 4. Withdrawal Rights” of this U.S. Offer to Purchase.
The obligation of Purchaser to accept for payment and pay for Series B Shares held by U.S. holders and ADSs held by all holders, in each case validly tendered (and not properly withdrawn) in the U.S. Offer is subject to the satisfaction or waiver of certain conditions. See “The U.S. Offer — Section 11. Conditions to the U.S. Offer” of this U.S. Offer to Purchase (the “U.S. Offer Conditions”). We expressly reserve the right to amend or waive any U.S. Offer Condition, in whole or in part or from time to time, in our sole discretion subject to applicable law. The U.S. Offer is not subject to any financing or minimum tender condition.
The purpose of the Offers is for Purchaser to acquire as many Shares as possible. In the event that Purchaser does not acquire all of the outstanding Shares, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date (as defined below). For further information, see “The U.S. Offer — Section 1. The U.S. Offer — Terms of the U.S. Offer” of this U.S. Offer to Purchase. Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.
This U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other relevant materials will be mailed by Purchaser to (i) the record holders of ADSs whose names appear on the list of record holders of ADSs maintained by the ADR Depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs, and (ii) any U.S. holder of Series B Shares whose names appear on any available security position listing of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), and will also be furnished, for subsequent transmittal to the beneficial owners of ADSs and the beneficial owners of Series B Shares that are U.S. holders, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on shareholder lists or, if applicable, who are listed as participants in the security position listing of DTC or Indeval, as applicable. Purchaser will also mail this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other relevant materials to any registered or beneficial owners of ADSs, and any registered or beneficial owners of Series B Shares that are U.S. holders, that request a copy of the U.S. Offer materials.
Purchaser intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the United States, including the applicable requirements of Regulations 14D and 14E under the Exchange Act. Purchaser is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Purchaser has determined the percentage of outstanding shares held by U.S. holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act.
The Company is a Mexican publicly listed company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offers. However, under Mexican law, within ten Mexican business days after the commencement date of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the competent committee of the board of directors of the Company, (i) an opinion on the price of the Mexican Offer, (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer, and (iii) if any member of the board of directors of the Company or the chief executive officer of the Company will tender his or her Series B Shares as part of the Mexican Offer. The Comisión Nacional Bancaria y de Valores (the Mexican National Banking and Securities Commission, or “CNBV”) may require Purchaser to extend the term of the Mexican Offer or reduce the time within which the Company’s board of directors must disclose the opinion described in (i) above, which may also be accompanied by a fairness opinion issued by a financial advisor. In addition, under U.S. law, within ten business days after the commencement date of the U.S. Offer, the Company is required to file with the Securities and Exchange Commission (the “SEC”) and distribute to its shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) stating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position.
The U.S. Offer commenced on October 6, 2022 and will expire at 5:00 p.m., New York City time, on November 4, 2022 (as it may be extended as set forth in this U.S. Offer to Purchase but not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, the “Expiration Date”). The Mexican Offer is expected to commence and expire on the same date and at the same time as the U.S. Offer.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE U.S. OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE U.S. OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER IN ANY MEXICAN TERRITORY. ANY OFFER IN MEXICO SHALL BE MADE THROUGH A DOCUMENT AUTHORIZED BY THE CNBV. THIS DOCUMENT IS SOLELY THE RESPONSIBILITY OF PURCHASER AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE TERMS AND CONDITIONS OF THE U.S. OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE SOLVENCY OF PURCHASER.
NONE OF CITIGROUP GLOBAL MARKETS INC. (THE “DEALER MANAGER”), INNISFREE M&A INCORPORATED (THE “INFORMATION AGENT”) OR THE TENDER AGENT, MAKES ANY RECOMMENDATION TO THE HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO ANY PRICE AT WHICH THEY MIGHT TENDER SHARES. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, HOLDERS SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED ACCEPTANCE FOR SERIES B SHARES OR ADS LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. HOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER, WITH THEIR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

REFERENCES HEREIN TO CASA DE BOLSA BBVA MÉXICO, S.A. DE C.V. GRUPO FINANCIERO BBVA MÉXICO (“BBVA”) ARE SOLELY TO BBVA ACTING IN ITS CAPACITY AS INTERMEDIARY AND SETTLEMENT AGENT OF THE MEXICAN OFFER AND NOT IN ANY OTHER CAPACITY. BBVA IS NOT REGISTERED AS A BROKER OR DEALER IN THE UNITED STATES AND WILL NOT BE ENGAGING IN DIRECT OR INDIRECT COMMUNICATIONS RELATING TO THE U.S. OFFER. THE RECEIPT BY BBVA OF AN ACCEPTANCE FOR SERIES B SHARES FROM INDEVAL PARTICIPANTS IN MEXICO AND ANY OTHER REFERENCES TO BBVA SHALL NOT BE CONSTRUED AS ANY SUCH FORM OF COMMUNICATION AND SHALL NOT IMPLY THAT BBVA IS CARRYING OUT ANY ACTIVITY IN CONNECTION WITH THE U.S. OFFER, EITHER AS AN AGENT OF PURCHASER OR OTHERWISE.
The Dealer Manager is acting exclusively for Purchaser and no one else in connection with this document and the U.S. Offer and will not regard any other person (whether or not a recipient of this document) as its client in relation to this document or the U.S. Offer and accordingly will not be responsible to anyone other than Purchaser for providing the protections afforded to its clients, or for providing advice in connection with the U.S. Offer, the contents of this document or any other transaction, arrangement or other matter referred to in this document as relevant.
Neither the Dealer Manager, BBVA or any persons associated or affiliated with it accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this document, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of them, Purchaser or Purchaser’s directors, in connection with the Company or Purchaser and/or the U.S. Offer and the Dealer Manager and BBVA accordingly disclaim, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise which they might otherwise be found to have in respect of this document or any such statement.
The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.
Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or on the website maintained by the SEC at www.sec.gov. Holders of Shares also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
This U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other related materials contain important information, and you should carefully read each document in its entirety before deciding whether to tender your Shares into the U.S. Offer.
October 6, 2022

The Information Agent for the U.S. Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free:
1 (877) 687-1871 (from the U.S. or Canada)
From outside the U.S. and Canada, please call:
+1 (412) 232-3651
Banks and Brokers May Call Collect:
(212) 750-5833
Email (for material requests only):
info@innisfreema.com
The Dealer Manager for the U.S. Offer is:
Citigroup
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

IMPORTANT INFORMATION
In this document, references to “U.S. dollars,” “U.S.$” or “dollars” are to U.S. currency and references to “Mexican pesos,” “pesos” or “Ps.” are to Mexican currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.
If you wish to tender all or any portion of your Shares in the U.S. Offer, this is what you must do:
Tenders by Holders of ADSs.   If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of your ADSs in the U.S. Offer, you must follow the procedures below, as applicable.
1.
If you are a registered holder of ADRs evidencing ADSs, you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to Citibank, N.A., the tender agent for the U.S. Offer (the “Tender Agent”), at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”);

2.
If you are a registered holder of uncertificated ADSs on the books of the ADR Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee;

3.
If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depositary Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

Although the U.S. Offer Price for ADSs is denominated in Mexican pesos, the U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid to holders of ADSs in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable

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(including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex (“Citibanamex”) to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexicon pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day and following such conversion, the converted amounts will be deposited by Citibanamex with the Tender Agent for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to Purchaser, the Information Agent, the Dealer Manager, BBVA or the ADR Depositary.
Tenders by U.S. Holders of Series B Shares.   If you are a U.S. holder of Series B Shares that are not represented by ADSs and if you wish to tender all or a portion of your Series B Shares in the U.S. Offer, you must contact your securities intermediary or, if you hold your Series B Shares directly through a participant in Indeval, you must contact such participant. U.S. holders of Series B Shares participating in the U.S. Offer must cause the applicable participant in Indeval (which may be a securities intermediary or a Mexican subcustodian) through which they hold their Series B Shares to complete, sign and submit an acceptance for Series B Shares (the “Acceptance for Series B Shares”), and to transfer, free of payment through the Indeval system in Mexico the applicable Series B Shares to BBVA in order for the Series B Shares to be validly tendered. BBVA is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in direct or indirect communications relating to the U.S. Offer. Therefore BBVA will only receive Acceptances for Series B Shares directly from Indeval participants in Mexico and U.S. holders should not deliver an Acceptance for Series B Shares directly to BBVA. U.S. holders should not contact BBVA. Do not send any Acceptance for Series B Shares to the Tender Agent. For more information, see “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” of this U.S. Offer to Purchase.
If you are NOT a U.S. holder, you may not tender your Series B Shares into the U.S. Offer, but you may tender your Series B Shares into the Mexican Offer. If you are a U.S. holder, you may tender your Series B Shares into the U.S. Offer or the Mexican Offer.
For more information about the procedures for tendering your ADSs or Series B Shares in the U.S. Offer, see “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” of this U.S. Offer to Purchase.

For assistance in connection with the U.S. Offer, including information on how to tender into the U.S. Offer, please contact the Information Agent at its address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available on the website maintained by the SEC at www.sec.gov.

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Page
SUMMARY TERM SHEET	1
INTRODUCTION	13
SPECIAL FACTORS	16
1. Background	16
2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer	17
3. The Current Status of the Recommendation by the Company’s Board of Directors	20
4. Position of Purchaser Regarding Fairness of the U.S. Offer	20
5. Effects of the U.S. Offer	22
6. Conduct of the Company’s Business if the U.S. Offer Is Not Completed	23
7. Appraisal Rights; Rule 13e-3	24
8. Related Party Transactions	24
THE U.S. OFFER	25
1. Terms of the U.S. Offer	25
2. Acceptance for Payment and Payment for Shares	27
3. Procedures for Tendering into the U.S. Offer	29
4. Withdrawal Rights	35
5. Material U.S. and Mexican Federal Income Tax Consequences	37
6. Price Range of Shares; Dividends	41
7. Certain Information Concerning the Company	42
8. Certain Information Concerning Purchaser and the Robinson Bours Family	45
9. Source and Amount of Funds	47
10. Adjustment to U.S. Offer Price; Dividends and Distributions	48
11. Conditions to the U.S. Offer	48
12. Possible Effects of the U.S. Offer and Delisting Offers on the Market for ADSs; NYSE Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations	49
13. Certain Legal Matters; Regulatory Approvals	51
14. Fees and Expenses	51
15. Miscellaneous	52
Schedule A. Information About The Directors And Executive Officers Of Purchaser And Each Person Controlling Purchaser	54

SUMMARY TERM SHEET
You are urged to read carefully, in its entirety, each of this offer to purchase (together with any amendments or supplements hereto, the “U.S. Offer to Purchase”), the accompany acceptance for Series B Shares (together with any amendments or supplements thereto, the “Acceptance for Series B Shares”) and the accompanying letter of transmittal for ADSs (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with this Offer to Purchase, the Acceptance for Series B Shares and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”). The information contained herein is a summary only and is not meant to be a substitute for the more detailed descriptions and information contained elsewhere in this U.S. Offer to Purchase, in the Acceptance for Series B Shares and in the ADS Letter of Transmittal. Unless otherwise indicated, all references in this U.S. Offer to Purchase to “we,” “our” or “us” refer to Purchaser (as defined below). The information concerning the Company (as defined below) contained herein and elsewhere in this U.S. Offer to Purchase has been taken from or is based upon publicly available documents or records of the Company on file with and freely available from the Securities and Exchange Commission (“SEC”), or other public sources at the time of filing of this U.S. Offer to Purchase. Purchaser has not independently verified the accuracy or completeness of such information.
Purchaser:	Edificio del Noroeste, S.A. de C.V. (“Purchaser”), a private corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”) and owned and controlled by members of the Robinson Bours Family. See “The U.S. Offer — Section 8. Certain Information Concerning Purchaser and the Robinson Bours Family.”
The Offers:	Purchaser is offering to purchase through concurrent tender offers (1) any and all issued and outstanding Series B shares, without par value (the “Series B Shares”), of Industrias Bachoco, S.A.B. de C.V., a publicly-held corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (the “Company”); and (2) any and all issued and outstanding American Depositary Shares (each of which represents twelve Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), in each case other than any Shares owned directly or indirectly by the Robinson Bours Family and/or its affiliates.
The U.S. Offer:	The U.S. Offer is directed to:
(1) all U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”) of Series B Shares; and
(2) all holders of ADSs, wherever located.
The Mexican Offer:	The Mexican Offer is directed to all holders of Series B Shares, but not holders of ADSs. Non-U.S. holders will not be permitted to tender their Series B Shares in the U.S. Offer, but may tender their Series B Shares into the Mexican Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer.
U.S. Offer Price:	Ps.81.66 in cash per Series B Share (which is equivalent to approximately U.S.$4.06 based on an exchange rate of Ps.20.1150 per U.S.$1.00, the exchange rate between Mexican pesos and U.S. dollars reported by the U.S. Federal Reserve Board on September 30, 2022 (the “Exchange Rate”) and Ps.979.92 in cash per ADS (which is equivalent to approximately U.S.$48.72 based on the Exchange Rate), in each case validly tendered and not withdrawn, without interest and less (i) any applicable brokerage fees and commissions, (ii) any applicable foreign exchange conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars (in the case of the ADSs), and (iii) applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and other related materials, including the Acceptance for Series B Shares and the ADS Letter of Transmittal.
The price offered for Series B Shares in the Mexican Offer is the same on a per Series B Share basis as the U.S. Offer Price, payable in Mexican pesos under the terms described in the offering documents relating to the Mexican Offer.
Settlement of the U.S. Offer Price:	The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars and will be distributed to holders of ADSs, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex (“Citibanamex”) to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day and following such conversion, the converted amounts will be deposited by Citibanamex with Citibank N.A., which has been appointed by Purchaser to act, solely with respect to the ADSs, as tender agent for the U.S. Offer (the “Tender Agent”), for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
The U.S. Offer Price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be settled in Mexican pesos and will be paid by Purchaser to participants in Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”). Such participants will then transfer such funds either to custodians acting for beneficiary holders or directly to beneficiary holders that held their Series B Shares directly through an Indeval participant. The custodian or the Indeval participant (in the case of a beneficiary who held their Series B Shares directly through an Indeval participant) may be required to withhold applicable Mexican withholding taxes.
Conditions:	The U.S. Offer is not conditioned upon the tender of a minimum number of Shares or upon the receipt of any financing. However, our obligation to purchase Shares in the U.S. Offer is subject to the other conditions set forth in “The U.S. Offer — Section 11. Conditions to the U.S. Offer.” We will not be required to accept or pay for any Shares that have been tendered pursuant to the U.S. Offer if certain events or circumstances set forth in this U.S. Offer to Purchase shall have occurred and are continuing (and have not been waived by us), subject to Rule 14e-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we must pay the consideration offered for the Shares tendered promptly or return the Shares promptly after termination or withdrawal of the U.S. Offer.
Expiration Date:	The U.S. Offer will expire at 5:00 p.m., New York City time, on November 4, 2022, unless extended or earlier terminated (the latest time and date at which the U.S. Offer will expire, not including any subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, if applicable, is referred to as the “Expiration Date”). See “The U.S. Offer — Section 1. Terms of the U.S. Offer.”

Procedures for Participating in the U.S. Offer:	The procedures for tendering Shares in the U.S. Offer differ depending on whether you hold Series B Shares or ADSs and if you hold your ADSs directly or through an intermediary. See “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”
The distribution of this U.S. Offer to Purchase and related materials may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.
If you have questions or need additional copies of this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal or other related materials, you can contact Innisfree M&A Incorporated (the “Information Agent”) at its address or telephone numbers set forth on the back cover of this U.S. Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other securities intermediary, or obtain copies of these materials for free on the website maintained by the SEC at www.sec.gov.

Questions and Answers
Below we have provided answers to questions that you may have as a holder of ADSs or a U.S. holder of Series B Shares. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this U.S. Offer to Purchase, the Acceptance for Series B Shares and the ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the U.S. Offer.
Who is offering to buy my Shares?
Edificio del Noroeste, S.A. de C.V., a private corporation (sociedad anónima de capital variable) organized under the laws of the Mexico, that is owned and controlled by members of the Robinson Bours Family.
As of the date of this U.S. Offer to Purchase, the Robinson Bours Family owns, indirectly through two trusts organized under the laws of Mexico (hereinafter, the “Family Trusts”), 439,500,000 Series B Shares representing approximately 73% of the issued and outstanding share capital of the Company. With such shareholding, the Robinson Bours family has the ability to approve the election of a majority of the members of the Company’s board of directors and has the ability to determine the outcome of certain other actions requiring the approval of the Company’s shareholders, including whether or not dividends are to be paid and the amount of such dividends. See also “The U.S. Offer — Section 8. Certain Information Concerning Purchaser and the Robinson Bours Family.”
Further details on the Family Trusts and the affiliation of the Robinson Bours Family with the Company can be found in the Company’s Annual Report on Form 20-F, as filed with the SEC on April 29, 2022 (the “2021 Form 20-F”). See also “The U.S. Offer — Section 8. Certain Information Concerning Purchaser and the Robinson Bours Family.”
Why is Purchaser making the U.S. Offers?
Purchaser is making the U.S. Offer to acquire up to all of the outstanding Shares not owned directly or indirectly by the Robinson Bours Family and/or its affiliates, which comprise 159,880,457 outstanding Series B Shares (including in the form of ADSs), representing approximately 27% of the Company’s outstanding share capital. Purchaser reasonably believes that the U.S. Offer is fair to the unaffiliated shareholders of the Company.
See “Special Factors — Section 2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer.”
Who can participate in the U.S. Offer?
The U.S. Offer is open to all holders of Series B Shares that are U.S. holders within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States” and all holders of ADSs, wherever located.
Holders of Series B Shares who are not U.S. holders will not be permitted to tender their Series B Shares into the U.S. Offer.
Is Purchaser conducting another tender offer to acquire Series B Shares concurrent with the U.S. Offer?
Yes, in addition to the U.S. Offer, Purchaser is conducting a concurrent tender offer under applicable Mexican laws and regulations that is open to all holders of Series B Shares. The U.S. Offer and the Mexican Offer have substantially the same terms and conditions. As for U.S. holders of Series B Shares, the principal difference between the U.S. Offer and the Mexican Offer is that U.S. holders of Series B Shares who wish to participate in the Mexican Offer will not be granted the same protections under the Exchange Act.
Who can participate in the Mexican Offer?
All holders of Series B Shares may tender their Series B Shares into the Mexican Offer. Holders of ADSs may not tender into the Mexican Offer.

Why is there a separate Mexican Offer?
The Company is a publicly-held corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. The ADSs and the Series B Shares underlying the ADSs are registered under the Exchange Act and the ADSs are listed on the New York Stock Exchange (the “NYSE”). The Series B Shares are listed on the Bolsa Mexicana de Valores, S.A.B. de C.V. (the “Mexican Stock Exchange” or the “BMV”). U.S. and Mexican law both require that tender offers comply with the home country rules and regulations. Because the U.S. and Mexican laws relating to tender offers are different, we are making two separate offers.
The U.S. Offer will be conducted in accordance with U.S. federal securities laws, including the applicable requirements of Regulation 14D and Regulation 14E promulgated under the Exchange Act. Purchaser is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Purchaser has determined the percentage of outstanding shares held by U.S. holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act.
The Mexican Offer will be conducted in accordance with Mexican securities law and CNBV regulations.
How much are you offering to pay? What is the form of payment?
The purchase price for the Series B Shares is Ps.81.66 (which is equivalent to approximately U.S.$4.06 based on the Exchange Rate) and the purchase price for the ADSs is Ps.979.92 (which is equivalent to U.S.$48.72 based on the Exchange Rate), in each case validly tendered and not validly withdrawn. Each ADS represents twelve Series B Shares.
Upon the terms and subject to the conditions of the U.S. Offer, we will pay this purchase price in cash, less (i) any applicable brokerage fees or commissions, (ii) any applicable foreign exchange conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars (in the case of the ADSs), and (iii) any applicable withholding taxes.
Holders tendering their ADSs into the U.S. Offer through the Tender Agent will receive payment in U.S. dollars. Purchaser has appointed Citibanamex to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. See “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares.”
How will payment be made for the Shares I tender?
Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered into the U.S. Offer and not validly withdrawn when Purchaser gives written notice to the Tender Agent of acceptance for payment of such Shares.
The U.S. Offer Price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be settled in Mexican pesos and will be paid by Purchaser to participants in Indeval. Such participants will then transfer such funds either to custodians acting for beneficiary holders or directly to beneficiary holders that held their Series B Shares directly through an Indeval participant. The custodian or the Indeval participant (in the case of a beneficiary who held their Series B Shares directly through an Indeval participant) may be required to withhold applicable Mexican withholding taxes.
The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars and will be distributed to holders of ADSs, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Citibanamex to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day and following such conversion, the converted amounts will be deposited by Citibanamex with the Tender Agent for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
For more information on the payment mechanics, see “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares.”
Will I have to pay any brokerage fees or commissions?
The ADSs have been issued under a facility created pursuant to the deposit agreement by and among the Company, The Bank of New York Mellon, acting as depositary (the “ADR Depositary”), and all holders from time to time of American depositary receipts evidencing ADSs (“ADRs”) issued thereunder (such deposit agreement, as amended from time to time, the “Deposit Agreement”). If you are the record owner of ADSs on the books of the ADR Depositary and you tender your ADSs into the U.S. Offer, you will not have to pay brokerage fees or similar expenses.
If you own your Series B Shares or ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders your Series B Shares or ADSs on your behalf, your broker or other securities intermediary may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply. “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” and “— Section 14. Fees and Expenses.”
Do you have the financial resources to make payment?
Yes. Purchaser intends to purchase the Shares tendered into the U.S. Offer using cash that Purchaser has, or will have, available pursuant to a Credit Facility (as defined in “The U.S. Offer — Section 9. Source and Amount of Funds”) currently being finalized by Purchaser, which will have sufficient capacity to cover the total amount required for Purchaser to purchase up to all of the Shares that are the subject of the Offers.
For more information, see “The U.S. Offer — Section 9. Source and Amount of Funds.”
Is your financial condition relevant to my decision whether to tender in the U.S. Offer?
No. We believe our financial condition is not relevant to your decision whether to tender in the U.S. Offer because (a) the Offers are being made for all of the issued and outstanding Shares (other than any Shares already owned directly or indirectly by the Robinson Bours Family and/or its affiliates), (b) you will receive payment solely in cash for any Shares that you tender into the U.S. Offer, (c) Purchaser intends to utilize a line of credit for up to approximately Ps.14 billion, which would be sufficient to cover all amounts that may become payable pursuant to the Offers, including related transaction fees, costs and expenses and (d) the Offers are not subject to any financing condition.
For more information, see “The U.S. Offer — Section 9. Source and Amount of Funds.”
Are there any conditions to the U.S. Offer?
The U.S. Offer is subject to certain conditions set forth in “The U.S. Offer — Section 11. Conditions to the U.S. Offer” (the “U.S. Offer Conditions”). The U.S. Offer is not subject to any financing or minimum tender condition.
What does the Company’s Board think of the U.S. Offer?
As announced by the Company on September 28, 2022 (and disclosed pursuant to the Schedule 14D-9 filed by the Company with the SEC on September 28, 2022), the Company’s board of directors announced that, taking into account its analysis and the Company’s prior announcement on September 19, 2022 regarding the determination by the competent committee of the Company’s board of directors (as disclosed pursuant to the Form 6-K filed by the Company with the SEC on September 20, 2022), it considered that the proposed price in the Offers is fair, from a financial point of view, to the Company’s shareholders.

In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) stating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company is required to explain the reasons for its position.
Neither the Dealer Manager, the Information Agent, the Tender Agent or any of our or their respective affiliates has made any recommendation as to whether any holder of Shares should tender or refrain from tendering their Shares or as to the price or prices at which holders should tender their Shares.
See “Introduction,” “Special Factors — Section 1. Background” and “Special Factors — Section 3. The Current Status of the Recommendation by the Company’s Board of Directors.” A more complete description of the Company’s board of directors’ statement in relation to the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.
What is Purchaser’s ownership in the Company?
As of the date of this U.S. Offer to Purchase, Purchaser does not own any outstanding shares of the Company.
Both Purchaser and the Family Trusts are controlled by members of the Robinson Bours Family. As of the date of this U.S. Offer to Purchase, the Robinson Bours Family owns, indirectly through the Family Trusts, 439,500,000 Series B Shares, representing approximately 73% of the issued and outstanding share capital of the Company, as follows:
(a)
Control Trust:   identified with number F/000239, whose trustee is Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa, División Fiduciaria, holds in the aggregate 312,000,000 Series B Shares, representing approximately 52% of the outstanding share capital of the Company; and

(b)
Placement Trust:   identified with number F/000118, whose trustee is Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa, División Fiduciaria, holds in the aggregate 127,500,000 Series B Shares, representing approximately 21% of the outstanding share capital of the Company.

Purchaser is making the Offers to acquire up to all of the outstanding Shares not owned directly or indirectly by the Robinson Bours Family and/or its affiliates, which comprise 159,880,457 outstanding Series B Shares (including in the form of ADSs), representing approximately 27% of the Company’s outstanding share capital.
Is this the first step in a “going-private” transaction?
Following the expiration of the Offers (including any subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, if applicable), Purchaser may elect to cause the Company to convene a meeting of the shareholders of the Company (including Purchaser and the Robinson Bours Family) to vote on whether the Company should proceed with delisting its Series B Shares from the Mexican Stock Exchange (a “Delisting Offer Vote”).
As of the date of this U.S. Offer to Purchase, Purchaser has not made a determination as to whether it will seek a Delisting Offer Vote, which determination will depend in part on the number of Shares acquired in the Offers and market conditions at the relevant time.
If a Delisting Offer Vote is held and such Delisting Offer Vote receives the approval of at least 95% of the issued and outstanding share capital (including the Shares then held by Purchaser and the Robinson Bours Family, which at such time may equal or exceed 95%) (the “Delisting Offer Required Approval”), Purchaser may undertake a separate subsequent delisting tender offer in Mexico (the “Mexican Delisting Offer”) and in the United States (the “U.S. Delisting Offer,” and together with the Mexican Delisting Offer, the “Delisting Offers”).

As of the date of this U.S. Offer to Purchase, Purchaser has not considered the price that would be offered, if offered at all, in any potential Delisting Offer. There can be no assurance that the Delisting Offers will take place and, if the Delisting Offers do take place, that the price of such offers would be the same as the U.S. Offer Price. In the event Purchaser proceeds with the Delisting Offers, the price to be paid per Share in the Delisting Offers would be subject to certain minimum price requirements in accordance with the Ley del Mercado de Valores (the “Mexican Securities Market Law”), subject to any different price approved by the CNBV.
If Purchaser proceeds with the Delisting Offers and the CNBV provides its approval, the Series B Shares will be deregistered and delisted from the Mexican Stock Exchange and the Company’s reporting obligations in Mexico will cease, except with respect to certain reporting obligations for listed debt instruments, if applicable. Even if the Delisting Offer Required Approval is obtained, it is possible that the CNBV may not provide the necessary authorization required to deregister and delist the Series B Shares and, in such case, the Company will continue to be registered as a public company in Mexico and the Series B Shares will remain listed on the Mexican Stock Exchange. In addition, if Purchaser proceeds with the Delisting Offers, Purchaser will take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the termination of the Deposit Agreement in accordance with its terms (the “Deposit Agreement Termination”), the delisting of the ADSs from the NYSE (the “NYSE Delisting”), the deregistration of the Series B Shares under the Exchange Act (the “SEC Deregistration”) and the termination of reporting requirements under the Exchange Act.
If Purchaser proceeds with the Delisting Offers, if you do not tender your Shares into the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.
What is your position as to the fairness of the U.S. Offer?
We believe that the U.S. Offer is fair to all shareholders of the Company other than Purchaser and the Robinson Bours Family (the “Unaffiliated Shareholders”), based upon the factors set forth under “Special Factors — Section 4. Position of Purchaser Regarding Fairness of the U.S. Offer.”
Do I need to do anything to retain my Shares?
No. If you want to retain your Shares, you do not need to take any action. If, after the expiration of the U.S. Offer, we determine to proceed with the Delisting Offers, then following the Deposit Agreement Termination, the ADR Depositary would no longer provide services in respect of the ADSs. Accordingly, after the Deposit Agreement Termination each holder would be limited to surrender or withdrawal rights with respect to such ADSs.
How long do I have to decide whether to tender into the U.S. Offer?
You will have until 5:00 p.m., New York City time, on November 4, 2022 (unless extended or earlier terminated), to tender your Shares. See “The U.S. Offer — Section 1. Terms of the U.S. Offer.” Please note that if your Shares are held through a broker, dealer, commercial bank, trust company or other securities intermediary, such securities intermediary is likely to establish a cut-off time and date that is earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Shares. You should consult your securities intermediary to determine the cut-off time and date applicable to you.
Further, if you hold ADSs and cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a “guaranteed delivery” procedure, which is described in this U.S. Offer to Purchase. See “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”
Can the U.S. Offer be extended and under what circumstances?
Under U.S. law, we may extend the U.S. Offer at any time, in our sole discretion, by giving notice of such extension to shareholders and by making public announcement of such extension. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act.
Under Mexican law, the initial term of the Mexican Offer may be extended by a period of at least five Mexican business days if there are certain modifications to the terms and conditions of the Mexican Offer.
We expect to conduct the U.S. Offer and the Mexican Offer concurrently and therefore the U.S. Offer and the Mexican Offer will expire on the same day and at the same time. If the U.S. Offer is extended for any reason, we will extend the Mexican Offer for the same period. Similarly, if the Mexican Offer is extended for any reason, we will extend the U.S. Offer for the same period. Therefore, we expect that the U.S. Offer and the Mexican Offer will remain open, including following any extensions, for the same period of time.
See “The U.S. Offer — Section 1. Terms of the U.S. Offer.”
How will you notify holders if you extend the U.S. Offer?
If we extend the U.S. Offer, we will announce such extension by giving written notice to Citibank, N.A., which is the Tender Agent (solely with respect to the ADSs) for the U.S. Offer, with a copy to the BMV, followed as promptly as practicable by a public announcement thereof (which, in any event, will be made no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date). During any extension, all Shares previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Shares in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Mexican Offer will be given in accordance with CNBV regulations. For more information regarding extensions of the U.S. Offer, see “The U.S. Offer — Section 1. Terms of the U.S. Offer.”
Will there be a subsequent offering period? If so, when will such period begin?
Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. After the Expiration Date, if all of the U.S. Offer Conditions have been satisfied or, to the extent legally permitted, waived by that time, we may provide for a subsequent offering period during which tenders of Series B Shares and ADSs will be accepted. If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, we will inform the Tender Agent and Indeval of that fact, and will issue a press release announcing the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. See “The U.S. Offer — Section 1. Terms of the U.S. Offer — Subsequent U.S. Offering Period.”
What happens if I hold ADSs and I want to participate in the U.S. Offer or the Mexican Offer by tendering Series B Shares?
Holders of ADSs cannot tender ADSs in the Mexican Offer. If you hold ADSs and you wish to participate in the U.S. Offer or the Mexican Offer by tendering Series B Shares, you should contact the ADR Depositary at The Bank of New York Mellon, Depositary Receipts Division, 240 Greenwich Street, 8th Floor, New York, New York 10286, telephone number: +1 (212) 815-2231 (toll free) or +1 (212) 815-2783, email address: drsettlements@bnymellon.com to convert your ADSs into Series B Shares, which may be then tendered directly in the U.S. Offer or the Mexican Offer. If you hold ADSs and you wish to participate in the U.S. Offer or the Mexican Offer by tendering Series B Shares, you should allow sufficient time to complete all required steps to convert your ADSs into Series B Shares prior to the Expiration Date. See “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”
I hold ADRs representing ADSs. How do I participate in the U.S. Offer?
If you are a registered holder of ADRs evidencing ADSs and wish to tender these in the U.S. Offer, you should properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”). See “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”
I hold ADSs in book-entry form. How do I participate in the U.S. Offer?
If you are a registered holder of uncertificated ADSs on the books of the ADR Depositary and wish to tender these in the U.S. Offer, you should properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee. See “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”
I hold ADSs through a broker or other securities intermediary. How do I participate in the U.S. Offer?
If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary and wish to tender these in the U.S. Offer, you should contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depositary Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
I am a U.S. Person and I hold Series B Shares. How do I participate in the U.S. Offer?
If you are a U.S. holder of Series B Shares that are not represented by ADSs and you wish to tender all or a portion of your Series B Shares in the U.S. Offer, you must contact your securities intermediary or, if you hold your Series B Shares directly through a participant in Indeval, you must contact such participant. U.S. holders of Series B Shares participating in the U.S. Offer must cause the applicable participant in Indeval (which may be a securities intermediary or a Mexican subcustodian) through which they hold their Series B Shares to complete, sign and submit an acceptance for Series B Shares (the “Acceptance for Series B Shares”) and to transfer, free of payment through the Indeval system in Mexico the applicable Series B Shares to BBVA in order for the Series B Shares to be validly tendered. BBVA is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in direct or indirect communications relating to the U.S. Offer. Therefore BBVA will only receive Acceptances for Series B Shares directly from Indeval participants in Mexico and U.S. holders should not deliver an Acceptance for Series B Shares directly to BBVA. U.S. holders should not contact BBVA. Do not send any Acceptance for Series B Shares to the Tender Agent. For more information, see “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” of this U.S. Offer to Purchase.

When and how will I be paid for my tendered Shares?
If the conditions to the U.S. Offer set forth in “The U.S. Offer — Section 11 — Conditions to the U.S. Offer” are satisfied or waived as of the Expiration Date, we will accept for payment and pay for all validly tendered and not validly withdrawn Shares as promptly as practicable after the Expiration Date.
If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, Purchaser will pay for all validly tendered Shares during such subsequent offering period promptly, and in any event within 20 Mexican business days of the date of tender.
The U.S. Offer Price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be settled in Mexican pesos and will be paid by Purchaser to participants in Indeval. Such Indeval participants will then transfer such funds either to custodians acting for the beneficiary holders or directly to beneficiary holders that held their Series B Shares directly through an Indeval participant. The custodian or the Indeval participant (in the case of a beneficiary who held their Series B Shares directly through an Indeval participant) may be required to withhold applicable Mexican withholding taxes.
The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid to holders of ADSs in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Citibanamex to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day and following such conversion, the converted amounts will be deposited by Citibanamex with the Tender Agent for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
For more information on the payment mechanics, see “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw tendered Shares at any time prior to 5:00 p.m., New York City time, on the Expiration Date and, if we have not accepted your Shares for payment by December 5, 2022 (which is the 60th day after the date of the commencement of the U.S. Offer), you may withdraw them at any time after that date until we accept Shares for payment. Shares subject to a withdrawal letters request submitted after 4:30 p.m., New York City time, on the Expiration Date may be credited to the holder on the next trading day. For information regarding how to withdraw previously tendered Shares, see “The U.S. Offer — Section 4. Withdrawal Rights.”
Are appraisal rights available with respect to the U.S. Offer?
No, there are no appraisal or similar rights available in connection with the U.S. Offer. See “Special Factors — Section 7. Appraisal Rights; Rule 13e-3.”
What are the material United States federal income and Mexican tax consequences of tendering Shares?
Generally, if you are a U.S. holder, the sale of your Shares pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. Further, the sale of your Shares pursuant to the U.S. Offer will be a taxable transaction for Mexican federal income tax purposes. Under current Mexican Income Tax Law and regulations, subject to certain exceptions, a 10% withholding tax rate will be applicable on income realized by a Non-resident Holder (as defined herein) from the disposition of the Shares. Generally, the Mexican financial intermediary through which such Non-resident Holder holds its Shares, whether directly or indirectly, will withhold and remit the tax to the Mexican tax authorities. Recent changes to U.S.

tax law may affect whether U.S. holders may benefit from a foreign tax credit with respect to any Mexican taxes imposed. See “The U.S. Offer — Section 5. Material U.S. and Mexican Federal Income Tax Consequences.”
We urge holders of Shares to consult their own tax advisors about the tax consequences of the U.S. Offer in light of their particular circumstances.
What is the market value of my Shares as of a recent date?
On March 24, 2022, the last full trading day before Purchaser publicly announced its intention to launch the Offers, which was disclosed to the investing public on March 25, 2022, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps.66.54 per Series B Shares and the closing price of the ADSs reported on the NYSE was $39.75 per ADS. On October 5, 2022, the last full trading day before publication of this U.S. Offer to Purchase, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps.77.77 per Series B Share and the closing price of the ADSs reported on the NYSE was $46.25 per ADS.
To whom may I speak if I have questions about the U.S. Offer?
You may call Innisfree M&A Incorporated, the Information Agent for the U.S. Offer, toll free at (877) 687-1871 for assistance. Banks and brokers may call +1 (212) 750-5833. See the back cover of this U.S. Offer to Purchase for additional contact information.

To the Holders of Series B Shares who are U.S. Holders and to all Holders of ADSs:
INTRODUCTION
Collectively through the U.S. Offer and the Mexican Offer, Purchaser is offering to purchase any and all of the issued and outstanding Shares other than any Shares owned directly or indirectly by the Robinson Bours Family and/or its affiliates. In the U.S. Offer, Purchaser is offering to purchase:
(1)
any and all issued and outstanding Series B Shares held by U.S. holders; and

(2)
any and all issued and outstanding ADSs held by holders, wherever located,

in each case other than any Series B Shares or ADSs owned directly or indirectly by the Robinson Bours Family and/or its affiliates, for Ps.81.66 in cash per Series B Share and Ps.979.92 in cash per ADS, without interest and less (i) any applicable brokerage fees and commissions, (ii) any applicable foreign exchange conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars (in the case of the ADSs), and (iii) applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and other related materials, including the Acceptance for Series B Shares and the ADS Letter of Transmittal.
The U.S. Offer is being made concurrently with an offer by Purchaser in Mexico to purchase any and all outstanding Series B Shares (but not ADSs). Non-U.S. holders will not be permitted to tender their Series B Shares into the U.S. Offer. ADSs (whether or not held by U.S. holders) may only be tendered into the U.S. Offer. The price offered in the Mexican Offer is the same on a per Series B Share basis as of the U.S. Offer Price, payable in Mexican pesos under the terms described in the offering documents relating to the Mexican Offer.
The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid to holders of ADSs in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Citibanamex to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day and following such conversion, the converted amounts will be deposited by Citibanamex with the Tender Agent for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
The U.S. Offer will expire at 5:00 p.m., New York City time, on November 4, 2022, unless the U.S. Offer is extended or earlier terminated.
The procedures for tendering Shares in the U.S. Offer differ depending on whether you hold Series B Shares or ADSs and if you hold your Shares directly or through an intermediary. You should follow the applicable instructions set forth under “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” of this U.S. Offer to Purchase.
Holders tendering in the U.S. Offer will have withdrawal rights until the Expiration Date, unless withdrawal rights are required to be reinstated in accordance with applicable law. See “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares” and “— Section 4. Withdrawal Rights” of this U.S. Offer to Purchase.
The obligation of Purchaser to accept for payment and pay for Series B Shares held by U.S. holders and ADSs held by all holders, in each case validly tendered (and not properly withdrawn) in the U.S. Offer is subject to the satisfaction or waiver of certain conditions. See “The U.S. Offer — Section 11. Conditions to the U.S. Offer” of this U.S. Offer to Purchase (the “U.S. Offer Conditions”). Purchaser expressly reserves the right to amend or waive any U.S. Offer Condition, in whole or in part or from time to time, in its sole discretion subject to applicable law. The U.S. Offer is not subject to any financing or minimum tender condition.

If you are the record owner of ADSs on the books of the ADR Depositary and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Series B Shares or ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, and your securities intermediary tenders your Series B Shares or ADSs on your behalf, your securities intermediary may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other securities intermediary to determine whether any charges will apply. For more information, see “The U.S. Offer — Section 14. Fees and Expenses.”
The purpose of the Offers is for Purchaser to acquire any and all of the issued and outstanding Shares other than any Shares owned directly or indirectly by the Robinson Bours Family and/or its affiliates. As of the date of this U.S. Offer to Purchase, Purchaser does not own any Shares and the Robinson Bours Family owns, indirectly through two trusts organized under the laws of Mexico, 439,500,000 Series B Shares representing approximately 73% of the outstanding share capital of the Company.
In the event that Purchaser does not acquire all of the outstanding Shares, Purchaser may, at its election, in accordance with applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period during which tenders of Series B Shares and ADSs will be accepted at the same price (in Ps.) of the U.S. Offer.
Purchaser intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the United States, including the applicable requirements of Regulations 14D and 14E under the Exchange Act. Purchaser is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Purchaser has determined the percentage of outstanding shares held by U.S. holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act.
As announced by the Company on September 28, 2022 (and disclosed pursuant to the Schedule 14D-9 filed by the Company with the SEC on September 28, 2022), the Company’s board of directors announced that, taking into account its analysis and the Company’s prior announcement on September 19, 2022 regarding the determination by the competent committee of the Company’s board of directors (as disclosed pursuant to the Form 6-K filed by the Company with the SEC on September 20, 2022), it considered that the proposed price in the Offers is fair, from a financial point of view, to the Company’s shareholders.
In addition, under U.S. law, within ten business days after the commencement date of the U.S. Offer, the Company is required to file with the Securities and Exchange Commission (the “SEC”) and distribute to its shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) stating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. A copy of the Schedule 14D-9 will be furnished to all holders of ADSs and U.S. holders of Series B Shares by the Company. You are urged to read the Schedule 14D-9 carefully when this becomes available, and as this may be amended from time to time, before making any decision with respect to the U.S. Offer.
Neither the Dealer Manager, the Information Agent, the Tender Agent or any of our or their respective affiliates has made any recommendation as to whether holders of Shares should tender or refrain from tendering their Shares or as to the price or prices at which holders should tender their Shares.
This U.S. Offer to Purchase and the related Acceptance for Series B Shares and ADS Letter of Transmittal contain important information, and you should carefully read each document in its entirety before deciding whether to tender your Shares into the U.S. Offer.

Cautionary Statement Regarding Forward-Looking Statements
This U.S. Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this U.S. Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers and our plans with respect to the Company, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about the Company, economic and market factors and the industry in which the Company does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Purchaser believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this U.S. Offer to Purchase and the material accompanying this U.S. Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this U.S. Offer to Purchase are made as of the date on the front cover of this U.S. Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

SPECIAL FACTORS
1.
Background

Purchaser is Edificio del Noroeste, S.A. de C.V., a Mexican variable corporation controlled by members of the Robinson Bours Family.
Since the Company’s initial public offering, members of the Robinson Bours Family have retained ownership of their shares issued by the Company primarily through the Family Trusts. Each of the following four family groups has approximately a 25% stake in these trusts: Robinson Bours Griffith, Robinson Bours Castelo, Robinson Bours Martínez and Robinson Bours Muñoz.
Purchaser is a non-operational company, incorporated in 1984, and its shareholders are comprised solely of members of the Robinson Bours Family. Purchaser has no current operations or participation in the share capital of the Company. Purchaser is controlled by the Robinson Bours Family, which, primarily through the two Family Trusts, also controls approximately 73% of the Company’s total outstanding share capital.
The Offers are being made to purchase any and all outstanding Shares which are not directly or indirectly owned by the Robinson Bours Family and/or its affiliates, which comprise 159,880,457 outstanding Series B Shares (including in the form of ADSs), representing approximately 27% of the Company’s outstanding share capital.
During the past two years, and as part of the periodic review of its shareholding in the Company, the Robinson Bours Family has analyzed alternative strategies regarding its ownership stake in the Company, including the potential acquisition of the remaining shares of the Company’s share capital not already owned by the Robinson Bours Family. In this context, beginning in November 2021, Mr. Javier Bours Castelo began to analyze in greater detail the potential acquisition of the remaining Shares of the Company.
After an initial exploratory analysis, which involved discussions with and advice from tax advisors, Mr. Javier Bours Castelo determined in mid-December 2021 that a potential tender offer for the Shares not already owned by the Robinson Bours Family and/or its affiliates was the most efficient and only feasible option to effect such a transaction.
Upon returning from his winter vacation in mid-January 2022, Mr. Javier Bours Castelo contacted legal advisors to understand the main implications of a possible tender offer for the Shares not already owned by the Robinson Bours Family and, at the end of January 2022, began exploring the main features of such a transaction, including the possible structure, timetable and documentation required for such a transaction with Bufete Robles Miaja, S.C. and Shearman & Sterling LLP, Purchaser’s Mexican and U.S. legal counsel, respectively.
Beginning at the end of February 2022, to advance this preliminary feasibility analysis, Mr. Javier Bours Castelo contacted different Mexican financial institutions to explore financing alternatives in the context of a possible tender offer.
After considering the financial and legal viability of a possible tender offer to purchase the remaining shares of the Company that were not already owned by the Robinson Bours Family, in or around the third week of March 2022, Mr. Javier Bours Castelo shared the idea of such a transaction with leaders from each of the family groups that comprise the Robinson Bours Family: Robinson Bours Griffith, Robinson Bours Castelo, Robinson Bours Martínez and Robinson Bours Muñoz. Based on several factors, including, among others, current financial circumstances and general economic conditions, such members of the Robinson Bours Family agreed that such a transaction would be convenient.
During the fourth week of March 2022, a wider group of members of the Robinson Bours Family held several discussions among themselves, which led to a meeting of the board of directors of Purchaser (“Purchaser’s Board”) on March 25, 2022. At that meeting, Purchaser’s Board resolved to initiate the steps to potentially launch a tender offer for up to all of the Shares not directly or indirectly owned by the Robinson Bours Family and/or its affiliates. At the same meeting, Purchaser’s Board determined that the price of the potential tender offer, considering a premium of 20% to the average price of the Company’s shares over the previous 30 trading days on the Mexican Stock Exchange to be fair. The Purchaser’s Board also resolved to request, if applicable, the delisting and cancellation of the registration of the Company’s shares in all applicable jurisdictions. For more information regarding Purchaser’s position as to the fairness of the U.S. Offer, see “Special Factors — Section 4. Position of Purchaser Regarding Fairness of the U.S. Offer.”
Immediately following the meeting of the Purchaser’s Board on March 25, 2022, Purchaser delivered a letter to the Company’s board of directors announcing Purchaser’s intention to commence a tender offer for up to all of the outstanding Shares and requesting the authorization of the Company’s board of directors to acquire up to all of the outstanding Shares in accordance with article nine of the Company’s bylaws. In that letter, Purchaser requested that the Company publicly disclose the contents of the letter and informed the Company’s board of directors that Purchaser would seek to delist and cancel the registration of the Company’s shares in all applicable jurisdictions.
That same day, the Company publicly announced in Mexico and the United States, Purchaser’s intention to launch the Offers in accordance with the following:
“Intention to launch Tender Offer for Bachoco’s Shares”
Celaya, Guanajuato, Mexico, March 25th, 2022. Industrias Bachoco S.A.B. de C.V. (“Bachoco” or the “Company”) (NYSE: IBA; BMV: BACHOCO), announces that, today, a vehicle (the “Offeror”) in which current shareholders of the Robinson Bours family participate, communicated to Bachoco’s Board of Directors its intention to initiate the process to launch a voluntary tender offer for up to all of the outstanding shares of Bachoco, including shares represented by American Depositary Receipts (ADRs), which are not owned directly or indirectly by such shareholders or their affiliates, representing approximately 27% of the outstanding capital of Bachoco.
The tender offer is expected to take place concurrently in Mexico and the United States of America, at a purchase price of $81.66 Mexican pesos per share. This price constitutes a premium of 20% relative to the average price of Bachoco shares over the last 30 trading days on the Bolsa Mexicana de Valores, S.A.B. de C.V.
The tender offer will be subject to various corporate and regulatory requirements, including registration before the Mexican Securities, Exchange Commission, filing with the US Securities and Exchange Commission and the authorization of the Board of Directors of Bachoco. Subsequent to the tender offer closing, the offeror intends to delist the outstanding shares on the markets where its shares are listed, including the New York Stock Exchange and the Bolsa Mexicana de Valores, and to deregister the shares under the US Securities Exchange Act of 1934, as amended.
We expect that the offeror will submit the appropriate documents to the relevant securities authorities describing all of the relevant terms and conditions of the voluntary public offering.
The Board of Directors shall resolve the initiation of the tender offer in accordance with the Company’s bylaws and that the members of the Board of Directors shall opine on the offer price within the ten business days following the launch of the tender offer pursuant to applicable legal provisions.
On April 27, 2022, the Board of Directors of the Company, by a unanimous vote at a meeting with all members present (with the directors that are members of the Robinson Bours family abstaining from the vote), resolved that the acquisition by Purchaser of up to all of the Shares representing the entire capital stock of the Company was approved pursuant to the provisions of the Company’s bylaws that serve to prevent the acquisition of a controlling participation in the Company. Additionally, a majority of the shareholders of the Company in a Shareholders’ meeting held on April 27, 2022, which had an attendance quorum of 93.68%, also confirmed approval of such acquisition.
On October 6, 2022, Purchaser commenced the U.S. Offer.
2.
Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer

Purpose of the U.S. Offer
The purpose of the U.S. Offer is for Purchaser to acquire all of the outstanding Shares not owned, directly or indirectly, by the Robinson Bours Family and/or its affiliates.

In the event that Purchaser does not acquire all of the outstanding Shares, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date. For further information, see “The U.S. Offer — Section 1. The U.S. Offer — Terms of the U.S. Offer” of this U.S. Offer to Purchase. Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.
Purchaser’s Reasons for the U.S. Offer
In deciding to make the Offers at this time, Purchaser’s Board, which is comprised of representatives from each family group of the Robinson Bours family, considered, among other things, the general economic environment, that the consideration for the Offers would consist of cash which provides holders of Shares with the flexibility to reinvest the proceeds as they see fit, its belief in the Company’s business and the Company’s potential for long-term growth and its belief that the Offers are fair to holders of Shares other than the Robinson Bours Family and its affiliates.
The transaction was structured as a tender offer because, pursuant to Mexican corporate law and practice, a tender offer is a reasonable means to seek to acquire the entire equity interest in a publicly-traded Mexican company. Because the transaction structure is consistent with the objectives of Purchaser, Mexican legal requirements and with market practice, Purchaser’s Board did not consider any alternative transaction structure to acquire the entire equity interest in a publicly-traded Mexican company. Despite being able to acquire Shares on the open market, the Robinson Bours Family decided to carry out such acquisitions in an orderly and transparent manner, in accordance with applicable law, through a tender offer addressed to all holders of Shares, on the same terms, including a price that is higher than the current market price of those Shares.
Plans for the Company after the U.S. Offer
Upon completion of the Offers, the immediate priority of Purchaser and the Robinson Bours family will be to ensure that the Company continues to offer high quality products and services to its customers. We and the Robinson Bours family expect to continue reviewing the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the completion of the Offers.
Depending on the results of the Offers and market conditions at the relevant time, and subject to requirements under applicable law, including the approval of the Company’s shareholders, Purchaser may take the necessary steps to request the authorization to cancel the registration of and the delisting of the Company’s shares in all applicable jurisdictions. In such case and, if applicable, we were to conduct a further tender offer pursuant to Article 108 of the Ley del Mercado de Valores (the “Mexican Securities Market Law”), the consideration offered by us in such additional tender offer, in accordance with applicable Mexican regulation, would be the greater of the quoted market value of Series B Shares and their book value, as of the most recent quarterly report. Under certain circumstances, we may offer a different value of consideration, subject to the CNBV’s prior approval. It is not possible to anticipate whether, and if so when and under what conditions, a further tender offer will be made or whether the consideration offered in such tender offer would be similar to the U.S. Offer Price.
In addition, following completion of the U.S. Offer, Purchaser may initiate proceedings to cause the ADSs to be delisted from the New York Stock Exchange and to deregister the Series B Shares under the Exchange Act. Registration under the Exchange Act may be terminated upon application to the SEC if the Shares are not listed on a securities exchange in the United States and certain other conditions are met. As a result of any such deregistration, the Company would no longer be required under U.S. securities laws to file reports with the SEC or be subject to the U.S. federal securities laws applicable to public companies.
Neither Purchaser, nor the Robinson Bours family, has determined whether they will request the cancellation of the registration of the Shares, which will depend, among other factors, on the result of the Offers, once these have been consummated and market conditions at that time and subject to applicable law, the safeguarding of the interests of the investing public and the adoption by the Company of the corresponding corporate resolutions.

Regardless of whether or not the Company deregisters the Series B Shares with the Mexican National Securities Registry (Registro Nacional de Valores) of the CNBV (the “RNV”) and/or delists the Series B Shares from the BMV, Purchaser may elect to cause the Company to take the steps necessary to delist the ADSs from the New York Stock Exchange, to effect the Deposit Agreement Termination, and to deregister the Series B Shares under the Exchange Act. Any such deregistration and delisting are secondary to the primary purpose of the Offers, which is to acquire up to all of the outstanding Shares that are not currently owned by the Robinson Bours Family and/or its affiliates.
Depending on the results of the Offers, Purchaser and the Robinson Bours family may also decide to make changes to the corporate structure of the Company and its subsidiaries, review past practices with respect to dividend distributions and share repurchases, as well as its capital structure and leverage. Purchaser may also implement other strategic alternatives, such as mergers, acquisitions, financings, guarantees and cross-guarantees, consolidations, spin-offs, or asset restructurings, among others, which may include transactions between Purchaser, its affiliates and the Company. Purchaser and its affiliates (other than the Company) have not currently developed any specific plans in this regard and Purchaser and its affiliates (other than the Company) believe that the Company can continue to operate successfully in its current corporate form with independent capital and resources. As of the date of the Offers, neither Purchaser nor any of its affiliates have entered into any agreement or arrangement in connection with any possible merger, spin-off, asset disposition or other similar transaction, nor has proposed any change in the Company’s board of directors, its core business or its labor or business policies. In the future, however, Purchaser and its affiliates may consider such transactions, as well as changes in the corporate and capital structure and financing of the Company and its subsidiaries, as well as other strategic alternatives, which could, among other things, result in the Company increasing its liabilities, contingent or otherwise. Additionally, depending on the results of the Offer, we may consolidate controlling ownership in the Company, with the existing ownership of our affiliates.
Although there is no specific plan for future capital expenditures, Purchaser and the Robinson Bours family expect the Company to continue to pursue organic and inorganic growth opportunities, including mergers and acquisitions or potential capital return programs, including share repurchases through open market transactions or otherwise.
Purchaser and the Robinson Bours family do not expect any material change in the management of the Company following completion of the Offers. However, if the Shares are delisted and deregistered in Mexico and the United States, Purchaser and the Robinson Bours family may decide to make changes in the composition of the Company’s board of directors.
Since the consummation of the Offers is not dependent on the acquisition of a minimum number of Shares, it is possible that, upon completion of the Offers, Purchaser and its affiliates will hold less than all of the outstanding Shares. The existence of minority shareholders in the Company may result in additional expenses and administrative inefficiencies. Accordingly, the deregistration of the Shares and the implementation of other corporate and strategic changes that could be beneficial to the Company may not be achieved.
Depending on the number of Series B Shares outstanding in the market after the completion of the Offers, the CNBV may require Purchaser to make an additional offer for the Series B Shares. The purchase price offered by us as part of such additional offer, in accordance with applicable Mexican law, would be the higher of the trading price of the Series B Shares and their book value. Under certain circumstances, we may offer a different value of consideration, subject to the prior approval of the CNBV. There can be no assurance that we will make an additional offer.
Upon completion of the Offers, Purchaser and the Robinson Bours family may also acquire Shares, including through open market purchases or privately negotiated purchases.
Except as otherwise described in this U.S. Offer to Purchase, neither Purchaser nor any of its affiliates currently has or is engaged in any proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company; (iv) any change in the present board of directors or management of the Company, including any plans or proposals to change any material term of the employment of any executive officer or (v) any other material change in the Company’s corporate structure or business.
For more information on the plans for the Company, please see “The U.S. Offer — Section 2. Terms of the U.S. Offer — Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer.”
3.
The Current Status of the Recommendation by the Company’s Board of Directors

The Company is a Mexican publicly listed company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offers. However, under Mexican law, within ten Mexican business days after the commencement date of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the competent committee of the board of directors of the Company, (i) an opinion on the price of the Mexican Offer, (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer, and (iii) if any member of the board of directors of the Company or the chief executive officer of the Company will tender his or her Series B Shares as part of the Mexican Offer. The CNBV may require Purchaser to extend the term of the Mexican Offer or reduce the time within which the Company’s board of directors must disclose the opinion described in (i) above, which may also be accompanied by a fairness opinion issued by a financial advisor.
In addition, under U.S. law, within ten business days after the commencement date of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a Schedule 14D-9 stating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. See “Introduction,” “Special Factors — Section 1. Background.” A more complete description of the Company’s board of directors’ recommendation of the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.
4.
Position of Purchaser Regarding Fairness of the U.S. Offer

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, Purchaser may be deemed an “affiliate” of the Company and accordingly, Purchaser is required to disclose its belief as to the fairness of the U.S. Offer to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Purchaser is making the statements included in this part of this U.S. Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any shareholders of the Company who are not affiliated with Purchaser or the Robinson Bours Family (“Unaffiliated Shareholders”) as to whether they should tender their Shares into the Offers, and Purchaser’s views as to the fairness of the Offers should not be construed as a recommendation to any Unaffiliated Shareholder as to whether such Unaffiliated Shareholder should tender his, her or its Shares.
Neither Purchaser, nor its affiliates (other than the Company) undertook a formal evaluation of the fairness of the transaction to the Unaffiliated Shareholders. No financial advisor provided Purchaser or any of its affiliates (other than the Company) with any analysis or opinion with respect to the fairness of the U.S. Offer Price to the Unaffiliated Shareholders. Purchaser did not receive any independent reports, opinions or appraisals from any third party that is materially related to the transaction in connection with the U.S. Offer Price or the fairness of the U.S. Offer Price offered to the Unaffiliated Shareholders or the fairness of the U.S. Offer to the Company or its affiliates or to the Unaffiliated Shareholders, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the U.S. Offer Price to the Unaffiliated Shareholders.
Based on its knowledge and analysis of available information relating to the Company and the following factors, which are considered material and not listed in any relative order of importance, Purchaser believes that the U.S. Offer is both substantively and procedurally fair to the Unaffiliated Shareholders:

(a)
The U.S. Offer Price compares favorably to current and historical market prices for Shares. The U.S. Offer Price represents a premium of 20.0% over the average price of the Series B Shares on the Mexican Stock Exchange over the 30 trading days prior to March 25, 2022, the date that Purchaser publicly announced its intention to launch the Offers. The U.S. Offer Price also represents a premium of approximately 22.5% over the closing price of the ADSs reported on the NYSE (based on an exchange rate of Ps.20.12 per U.S.$1.00, the exchange rate between Mexican pesos and U.S. dollars reported by the U.S. Federal Reserve Board) on March 24, 2022, the last full trading day prior to Purchaser's public announcement of its intention to launch the Offers.

(b)
The U.S. Offer provides the following benefits to Unaffiliated Shareholders:

i.
The U.S. Offer Price is payable to Unaffiliated Shareholders entirely in cash which provides certainty of value and immediate liquidity to holders of Shares.

ii.
The U.S. Offer provides the opportunity for Unaffiliated Shareholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

iii.
The U.S. Offer provides an opportunity for Unaffiliated Shareholders to exit their positions at the offered price with certainty of execution and no market risk.

iv.
The U.S. Offer provides Unaffiliated Shareholders the ability to dispose of their Shares without affecting the market for the Shares.

v.
The U.S. Offer is not subject to any financing or minimum tender condition.

vi.
The decision to tender into the U.S. Offer is voluntary and Purchaser has no intention to “squeeze out” holders that elect not to tender into the Offer and remain shareholders of the Company.

(c)
We recognize, however, that there are also some disadvantages to Unaffiliates Shareholders that elect to tender their Shares in the Offer, including the following:

i.
Tendering Unaffiliated Shareholders will no longer be able to participate in any future growth of the Company.

ii.
Certain tendering Unaffiliated Shareholders may incur a taxable gain from the sale of their Shares.

Purchaser is not aware of any firm offer for a merger, asset sale or acquisition of a controlling stake of the Company having been made during the past two years.
We did not consider the third-party sale value or liquidation value of the Company because we expect that the Company will continue to operate as a going concern for the foreseeable future and the Robinson Bours Family has no current plans to dispose of its interest in the Company or to liquidate the Company. Accordingly, there is no meaningful expectation that any Unaffiliated Shareholders could achieve such purely hypothetical values for their Shares. We also did not consider the net book value of the Company’s business as reflected in the Company’s financial statements because we do not believe it is material or relevant to our determination whether the U.S. Offer Price is fair to Unaffiliated Shareholders. Specifically, we believe that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.
In addition, Purchaser noted that the U.S. Offer is not conditioned upon the approval by a majority of Unaffiliated Shareholders, as Mexican law does not require such approval and Purchaser does not believe it is necessary or customary to have this procedural safeguard given that the decision to tender into the U.S. Offer is voluntary.
The foregoing discussion of the information and factors considered by Purchaser in connection with the fairness of the U.S. Offer is not intended to be exhaustive, but Purchaser believes that it includes all material factors considered by it. Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its conclusion as to the fairness of the U.S.

Offer. Rather, the fairness determinations were made by Purchaser after considering all the factors as a whole. The sequence in which the factors described above are presented is not intended to reflect their relative importance. Purchaser believes that these factors provide a reasonable basis upon which to form its belief that the U.S. Offer is fair to the Unaffiliated Shareholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Shareholder to tender his, her or its Shares into the U.S. Offer. As noted above, Purchaser is not making any recommendation as to whether such Unaffiliated Shareholders should tender their Shares.
5.
Effects of the U.S. Offer

Holders who sell their Shares in the Offers will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. After selling their Shares in the Offers, such holders also will not bear the risk of any decrease in the value of the Company.
If you do not tender your Series B Shares, including Series B Shares represented by ADSs, you will remain a holder of Series B Shares or ADSs, as applicable. Currently, we estimate that there are 159,880,457 Series B Shares, including Series B Shares represented by ADSs, (representing approximately 27% of the total outstanding capital stock of the Company) outstanding. After the completion of the Offers, the number of Shares remaining in public circulation will decrease, and the market for such Shares will be limited.
As of the date of this U.S. Offer to Purchase, the Robinson Bours Family owns, indirectly through the Family Trusts, approximately 73% of the total outstanding capital stock of the Company, which may be deemed to represent an approximately 73% interest in the net book value and an approximately 73% interest in the net earnings of the Company, or the equivalent of approximately Ps.35.25 billion (equivalent to approximately U.S.$1.75 billion based on the Exchange Rate) in net book value and Ps.59.64 billion (equivalent to approximately U.S.$2.96 billion based on the Exchange Rate) in net earnings, respectively for the year ended December 31, 2021.
If all Unaffiliated Shareholders tender their Shares into the Offers, the Robinson Bours Family will own, directly or indirectly, 100% of the total outstanding share capital of the Company.
We believe that the accounting treatment of the U.S. Offer is not material to the decision of holders of Shares whether to tender their Shares into the U.S. Offer. The purchase of Shares by Purchaser in the Offers will have no effect on the financial statements of the Company.
Effects in Mexico
Market for Shares and Delisting in Mexico
Purchaser has not determined whether it will request the cancellation of the registration of the Series B Shares from the RNV, which will depend, among other factors, on the result of the Offers once consummated, the market conditions at that time, requirements under applicable law, including the approval of the Company’s shareholders, the safeguarding of the interests of the investing public and the adoption by the Company of the corresponding corporate resolutions.
Depending on the results of the Offers and market conditions at the relevant time, and subject to requirements under applicable law, including the approval of the Company’s shareholders, Purchaser may take the necessary steps to request the authorization to cancel the registration of and the delisting of the Company’s shares in all applicable jurisdictions. In such case and, if applicable, we were to conduct a further tender offer pursuant to Article 108 of the Mexican Securities Market Law, the consideration offered by us in such further tender offer, in accordance with applicable Mexican regulations, would be the greater of the quoted market value of Series B Shares and their book value, as of the most recent quarterly report. Under certain circumstances, we may offer a different value of consideration, subject to the CNBV’s prior approval. It is not possible to anticipate whether, and if so when and under what conditions, a further tender offer will be made or whether the consideration offered in such tender offer would be similar to the U.S. Offer Price.
If, following completion of the Offers, Purchaser has not acquired all of the outstanding Series B Shares not owned directly or indirectly by the Robinson Bours Family and/or its affiliates, under certain circumstances, and after completion of all legal requirements pursuant to Article 108 of the Mexican Securities Market Law and subject to any other requirements under applicable law, the CNBV may require as a condition to obtaining deregistration and delisting in Mexico that Purchaser or the Company establish a trust (fideicomiso) holding cash sufficient to purchase any Series B Shares that remain outstanding following completion of the Offer (the “Repurchase Trust”). An offer through the Repurchase Trust would be made in compliance with the applicable Mexican and United States legal requirements. The Repurchase Trust would offer to purchase Series B Shares for a period of six months from the date that the registry of the Series B Shares is cancelled. Depending on the size of the public float after the Offers, we may be required by the CNBV to make an additional offer for Series B Shares. The consideration offered by us as part of any such additional offer under applicable Mexican law would be the greater of the trading price of the Series B Shares and their book value. Under certain circumstances, we may be able to offer different consideration, subject to prior approval from the CNBV. The circumstances that would lead to the establishment of the Repurchase Trust, or to our making an additional offer for Series Shares, may not arise. There can accordingly be no assurance that there will be a Repurchase Trust or that we will make an additional offer.
Upon completion of the Offers, Purchaser or the Robinson Bours family may acquire Shares, including through open market transactions or private transactions.
Mexican Tax Consequences
Holders of Shares who accept the Offer may be subject to certain Mexican tax consequences. See “The U.S. Offer — Section 5. Material U.S. and Mexican Federal Income Tax Consequences.”
Effects in United States
Deregistration Under the Exchange Act
Whether or not the Company obtains deregistration and delisting in Mexico, we may cause the Company to take the steps necessary to delist the ADSs from the NYSE, terminate the Deposit Agreement, and terminate the registration of the Series B Shares under the Exchange Act. As of the date of this U.S. Offer to Purchase, Purchaser has not made a determination to delist the ADSs from the NYSE, terminate the Deposit Agreement, or terminate the registration of the Series B Shares under the Exchange Act.
Margin Regulations
The ADSs and the underlying Series B Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral. If the ADSs and the underlying Series B Shares are delisted from the NYSE they will no longer constitute “margin securities” for the purposes of the margin regulations and will be ineligible as collateral for margin loans made by brokers.
Effect of the Tender Offer on Unaffiliated Shareholders
As described under — “Position of Purchaser Regarding Fairness of the U.S. Offer” the transaction would have a positive effect on Unaffiliated Shareholders whose Shares are purchased in the Offers in that they will have received a fair price, at a premium to recent market prices, in cash. However, those selling holders will also have the disadvantage of no longer participating in the future earnings and potential growth of the business of the Company and would have no ongoing rights as holders of Shares. Unaffiliated Shareholders that do not sell their Shares would continue to participate in the future earnings and potential growth of the business of the Company and would have continuing rights as holders of Shares. Holders that do not sell their Shares in the Offers would also continue to bear the risk of any losses incurred in the operation of the Company’s business going forward and of any decreases in the value of the Company, as well as a reduced or nonexistent trading market in which to sell their Shares.
6.
Conduct of the Company’s Business if the U.S. Offer Is Not Completed

If the U.S. Offer is not completed because any U.S. Offer Condition is not satisfied or waived by the Expiration Date, Purchaser and the Robinson Bours Family may reevaluate the acquisition of Shares. In particular, Purchaser and the Robinson Bours Family may consider, among other things: not taking any action at that time, including not purchasing any additional Shares; purchasing Shares in the open market or in privately negotiated transactions; making a new tender offer; initiating a share buy-back at the level of the Company; or consummating any other business combination with the Company, subject to compliance with applicable laws.
If Purchaser or the Robinson Bours Family were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Shareholders to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the U.S. Offer. Any such transaction could result in proceeds per Series B Share (and its equivalent for every ADS) to such Unaffiliated Shareholders that are more or less than, or the same as, the U.S. Offer Price or could cause the trading price of the Shares to increase, decrease or be unchanged.
7.
Appraisal Rights; Rule 13e-3

Appraisal rights.   Neither the holders of Series B Shares or ADSs are entitled under Mexican law or otherwise to appraisal or any other similar rights with respect to the Offers.
Rule 13e-3.   Because Purchaser may be deemed an affiliate of the Company, the U.S. Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to Unaffiliated Shareholders be filed with the SEC and disclosed to such Unaffiliated Shareholders. Purchaser has provided such information in this U.S. Offer to Purchase, a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. In the event Purchaser were to seek a Delisting Offer Vote and then proceed with the Delisting Offers (which would require that such Delisting Offer receive the Delisting Offer Required Approval), Purchaser would not be able to cause the Company to file a Form 15 to effect the SEC Deregistration (and thereby terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act) until such time as the number of holders of record of Series B Shares falls below 300.
8.
Related Party Transactions

The information in “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions,” is incorporated by reference herein from the 2021 Form 20-F.
From January 1, 2022 to the date of this U.S. Offer to Purchaser, there have been no material related party transactions between the Company and each of its directors and executive officers, on one hand, and Purchaser (including its affiliates), on the other hand. Except as set forth in or incorporated by reference into this U.S. Offer to Purchase, there is no material agreement, arrangement or understanding or any actual or potential conflict of interest with respect to the U.S. Offer between Purchaser or its affiliates, on one hand, and the Company, its executive officers, directors or affiliates, on the other hand.

THE U.S. OFFER
1.
Terms of the U.S. Offer

General
Upon the terms and subject to the conditions of the U.S. Offer, Purchaser is offering to purchase (i) any and all issued and outstanding Series B shares held by U.S. holders and (ii) any and all issued and outstanding ADSs held by holders, wherever located, in each case other than any Shares owned directly or indirectly by the Robinson Bours Family and/or its affiliates.
In this U.S. Offer, Purchaser is offering to pay a purchase price of Ps.81.66 in cash per Series B Share and Ps.979.92 in cash per ADS, in each case validly tendered and not withdrawn, without interest and less (i) any applicable brokerage fees and commissions, (ii) any applicable foreign exchange conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars (in the case of the ADSs), and (iii) applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and other related materials, including the Acceptance for Series B Shares and the ADS Letter of Transmittal. The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares.”
The U.S. Offer will expire at 5:00 p.m., New York City time, on November 4, 2022, unless the U.S. Offer is extended or earlier terminated.
ADS holders may tender their ADSs through the Tender Agent in accordance with the instructions set forth below under “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” and in the accompanying ADS Letter of Transmittal. The Tender Agent will pay the U.S. Offer Price to holders of ADSs whose ADSs have been accepted in the U.S. Offer as described in “The U.S. Offer — Section 2. Acceptance for Payment and Payment for Shares.” As an alternative to participating in the U.S. Offer through the Tender Agent, a holder of ADSs may also surrender its ADSs to the ADS Depositary, withdraw the Series B Shares underlying the ADSs from the ADS program and tender Series B Shares directly in the U.S. Offer (if such holder of Series B Shares is a U.S. holder) or in the Mexican Offer, in which case holders need to allow sufficient time to complete all required steps described in this U.S. Offer to Purchase, the Acceptance for Series B Shares and the ADS Letter of Transmittal before 5:00 p.m., New York City time, on the Expiration Date.
If you are a U.S. holder that holds Series B Shares and if you wish to participate in the U.S. Offer, you should follow the instructions set forth below under “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer” and in the accompanying Acceptance for Series B Shares.
The U.S. Offer commenced on October 6, 2022, and will expire at 5:00 p.m., New York City time, on November 4, 2022, unless extended or terminated (the latest time and date at which the U.S. Offer will expire, not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, is referred to as the “Expiration Date”). We refer to such period from the commencement of the U.S. Offer to (and including) the Expiration Date as the initial offer period.
Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with “The U.S. Offer — Section 4. Withdrawal Rights” before 5:00 p.m., New York City time, on the Expiration Date.
If you hold your Shares through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Shares subject to a withdrawal letters request submitted after 4:30 p.m., New York City time, on the Expiration Date may be credited to the holder on the next trading day. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

Extension
Subject to applicable law, the period during which the U.S. Offer remains open may be extended at any time and from time to time. Purchaser will also extend the U.S. Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NYSE. To the extent permitted by applicable Mexican and U.S. securities laws, the CNBV, the SEC and the terms of the U.S. Offer, we reserve the right, at any time and from time to time, to (i) extend the period of time for which the U.S. Offer is open for any reason and thereby delay the purchase and payment of validly tendered and not validly withdrawn Shares, (ii) amend the terms of the U.S. Offer in any respect and (iii) terminate the U.S. Offer without purchasing any Shares.
All holders of the Shares that validly tender, and do not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, will receive the same price per Series B Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. In the event of an extension, all of the Shares validly tendered into and not properly withdrawn from the U.S. Offer will remain subject to the U.S. Offer. Under such extension, each holder will continue to have the right to withdraw Shares previously tendered.
Under Mexican law, the initial term of the Mexican Offer may be extended by a period of at least five Mexican business days if there are certain modifications to the terms and conditions of the Mexican Offer. We will extend the U.S. Offer to the extent Purchaser extends the Mexican Offer if such extension is required by Mexican tender offer regulations or for any other reason.
If we extend the U.S. Offer, we will notify the Tender Agent, with a copy to the BMV, and will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer.
In addition, if we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will promptly disseminate such change or waiver to all shareholders of the Company (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of the Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for the Shares accepted for payment pursuant to the U.S. Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the U.S. Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
We expect to conduct the U.S. Offer and the Mexican Offer concurrently and therefore the U.S. Offer and the Mexican Offer will expire on the same day and at the same time. If the U.S. Offer is extended for any reason, we will extend the Mexican Offer for the same period. Similarly, if the Mexican Offer is extended for any reason, we will extend the U.S. Offer for the same period. Therefore, we expect that the U.S. Offer and the Mexican Offer will remain open, including any extensions, for the same period of time.
Subsequent U.S. Offering Period
In the event that Purchaser does not acquire all of the outstanding Shares in connection with the U.S. Offer, Purchaser may, in accordance with applicable provisions of Rule 14d-11 under the Exchange Act, purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date of the U.S. Offer. If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, we will inform the Tender Agent and Indeval of that fact, and will issue a press release announcing the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.
Conditions to the U.S. Offer
The U.S. Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “The U.S. Offer — Section 11. Conditions to the U.S. Offer.” If any of the U.S. Offer Conditions has not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the U.S. Offer (as extended), Purchaser may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. In addition, Purchaser must extend the U.S. Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.
Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the U.S. Offer, any of the conditions to the U.S. Offer have not been satisfied or upon the occurrence of any of the events set forth in “The U.S. Offer — Section 11. Conditions to the U.S. Offer.” Under certain circumstances, we may terminate the U.S. Offer.
Mailing
This U.S. Offer to Purchase, the Acceptance for Series B Shares and the ADS Letter of Transmittal and other relevant materials will be mailed by Purchaser to (i) the record holders of ADSs whose names appear on the list of record holders of ADSs maintained by the ADR Depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs, and (ii) any U.S. holder of Series B Shares whose names appear on any available security position listing of Indeval, and will also be furnished, for subsequent transmittal to the beneficial owners of ADSs and the beneficial owners of Series B Shares that are U.S. holders, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on shareholder lists or, if applicable, who are listed as participants in the security position listing of DTC or Indeval, as applicable. Purchaser will also mail this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other relevant materials to any registered or beneficial owners of ADSs, and any registered or beneficial owners of Series B Shares that are U.S. holders, that request a copy of the U.S. Offer materials.
Definitions
For purposes of this U.S. Offer to Purchase and the related documents:
•
“Mexican business day” or “trading day” means any day on which the BMV is open for trading and Mexican banks are authorized to open for business pursuant to directions issued by the CNBV, excluding Saturdays and Sundays; and

•
“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.
Acceptance for Payment and Payment for Shares

For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, when Purchaser gives written notice to the Tender Agent of acceptance for payment of the ADSs (the “Acceptance Date”).
Payment
Purchase of tendered Shares pursuant to the U.S. Offer will be made only after timely receipt by the Tender Agent (in the case of the ADSs) and BBVA (in the case of the Series B Shares) of the proper tender documents with respect to the securityholder’s ADSs or Series B Shares, as applicable. See “The U.S. Offer―Section 3. Procedures for Tendering into the U.S. Offer.”
If any Series B Shares or ADSs tendered in accordance with the instructions set forth in this U.S. Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the U.S. Offer, we will cause such Shares to be returned promptly following the announcement of the lapse or withdrawal of the Offers, as the case may be.
The U.S. Offer Price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be settled in Mexican pesos and will be paid by Purchaser to participants in Indeval. Such participants will then transfer such funds either to custodians acting for beneficiary holders or directly to beneficiary holders that held their Series B Shares directly through an Indeval participant. The custodian or the Indeval participant (in the case of a beneficiary who held their Series B Shares directly through an Indeval participant) may be required to withhold applicable Mexican withholding taxes.
The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars and will be distributed to holders of ADSs, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser has appointed Citibanamex to effect the conversion of the amounts payable to holders of ADSs pursuant to the U.S. Offer from Mexican pesos into U.S. dollars. The U.S. Offer Price paid to holders of ADSs will be converted by Citibanamex based on the Mexican peso/U.S. dollar exchange rate obtainable by Citibanamex on the spot market in Mexico City, Mexico on the third (3rd) trading day after the Expiration Date. On the same trading day and following such conversion, the converted amounts will be deposited by Citibanamex with the Tender Agent for payment to holders of ADS on the Payment Date (as defined herein). All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.
Payment for Shares directly registered by holders holding in certificated or uncertificated form will be made by check to the tendering ADS holder and, in the case of the Series B Shares, to the Indeval participant.
Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with DTC. If you tender your ADSs for cash by means of DTC’s book-entry confirmation facilities, the Tender Agent will deliver the applicable amount of consideration in U.S. dollars to DTC, which will further allocate the applicable amount of consideration in U.S. dollars to the account of the DTC participant who tendered the ADSs on your behalf. If you tender your ADSs for cash to the Tender Agent by means of a physical certificate delivery with a completed and signed ADS Letter of Transmittal or by means of a ADS Letter of Transmittal for ADSs in uncertificated form held through Direct Registration or otherwise on the books of the ADS Depositary, the Tender Agent will issue a check for the applicable amount of consideration in U.S. dollars. All cash payments will be made promptly after the Acceptance Date, but in any event prior to six (6) business days after the Expiration Date (the “Payment Date”).
None of Citibanamex, the Tender Agent, the Dealer Manager or Purchaser makes any assurance to the tendering holder that the exchange rate that will be used in the conversion of Mexican pesos to U.S. dollars will be the most favorable available to the tendering holder. Citibanamex has no obligation to provide the most favorable exchange rate available in the market for the conversion of the Mexican peso consideration received from Purchaser to U.S. dollars, and makes no representation that any exchange transaction reflects such rate. Citibanamex makes no representations, warranties or guarantees as to whether the price or the pricing methodology used to price the conversion of the Mexican peso consideration received from Purchaser to U.S. dollars yields a fair market price.
Citibanamex and one or more of its affiliates will earn revenue on the conversion of the peso consideration into to U.S. dollars. The amount of revenue is based on, among other things, the difference between the rate it assigns to such conversion and the rate that it pays and receives for purchases and sales of currencies when trading for its own account. Citibanamex and/or such affiliates will retain any revenue earned when trading for its own account, including, but not limited to, any revenue earned from offsetting trades. The rate of exchange or the amounts exchanged or paid will be adjusted for local fees, taxes, and forward points as applicable.

As described above, you will bear all exchange rate risks and costs through the duration of the U.S. Offer and until the conversion to U.S. dollars is completed. Tendering security holders should be aware that fluctuations in the Mexican peso to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their tendered and accepted ADSs to change accordingly. Citibanamex will pay the net proceeds of any conversion, net applicable fees, expenses and taxes, in U.S. dollars to the Tender Agent, for payment to the holders of ADSs accepted for payment in the U.S. Offer.
Payment of the U.S. Offer Price shall be made by the Tender Agent only to the person identified on the tender certificate as the seller of the tendered ADSs, and any of said persons shall be treated both by Purchaser and by the Tender Agent as the sole owner and seller of the tendered ADSs.
The Tender Agent will act as agent for tendering holders of ADSs, for the purpose of receiving payments from Purchaser and transmitting payments to such tendering holders of ADSs whose ADSs have been accepted for payment.
General Provisions
If tendered Shares are not purchased for any reason, the documents of title relating to the Series B Shares or ADRs evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at DTC), as promptly as practicable.
Purchaser seeks to acquire the Shares together with all economic and voting rights, including rights to dividends or any other distributions declared, made or paid after the Acceptance Date with respect to the Shares accepted for payment pursuant to the U.S. Offer.
Under no circumstances will interest be paid on the U.S. Offer Price for the tendered Shares whether or not the Expiration Date is extended.   After the Acceptance Date, Purchaser’s obligation to make payments to tendering holders of Shares shall continue until the U.S. Offer Price is paid to tendering holders of Shares whose Shares has been accepted in the U.S. Offer. Upon the deposit of funds with Indeval (in the case of Series B Shares) or the Tender Agent (in the case of ADSs) for the purpose of making payments to tendering holders whose Shares were accepted in the U.S. Offer, Purchaser’s obligation to make the payment shall be satisfied, and tendering holders whose Shares were accepted in the U.S. Offer must thereafter look solely to the Indeval (in the case of Series B Shares) or the Tender Agent (in the case of ADSs) for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the U.S. Offer.
To the extent permitted by applicable Mexican and U.S. securities laws, we reserve the right to transfer or assign, in whole or in part at any time, to one or more of our subsidiaries or affiliates, the right to purchase Series B Shares, including Series B Shares represented by ADSs, in the Offers, but any such transfer of assignment will not relieve us of our obligations under the Offers and will not prejudice the rights of tendering holders to receive payment for Series B Shares, including Series B Shares represented by ADSs, validly tendered and accepted upon the terms and subject to the conditions set forth in the Offers.
3.
Procedures for Tendering into the U.S. Offer

Only holders of Series B Shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”) and all holders of ADSs are eligible to participate in the U.S. Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. All holders of Series B Shares who are not U.S. holders, and holders of Series B Shares who are U.S. holders but wish to participate in the Mexican Offer, must tender their Series B Shares in the Mexican Offer. Before they decide to tender their Series B Shares in the Mexican Offer, U.S. holders of Series B Shares who wish to participate in the Mexican Offer should carefully consider that they will not be granted the protections of the Exchange Act.
Additional copies of this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and other relevant material may be obtained from the Information Agent, at the address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase, during normal business hours through 5:00 p.m., New York City time, on the Expiration Date.

Tender of Series B Shares
When you tender your Series B Shares in accordance with the procedures described in this section and we accept your Series B Shares for purchase, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are a U.S. holder and you are, through your Mexican brokerage firm (including indirectly through a securities intermediary), a beneficial owner on the books and records of Indeval of Series B Shares, and you wish to tender your Series B Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Series B Shares in certificated form. If you hold Series B Shares in certificated form you should promptly contact any intermediary who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Series B Shares on your behalf in book-entry form. Please allow sufficient time to complete the book entry process and subsequent tender process. You may have to pay fees and charges in connection with this process.
Any securities intermediary acting on your behalf that is, or holds Series B Shares through, a participant in Indeval may make delivery of Series B Shares by causing such participant in Indeval to deliver an Acceptance for Series B Shares to BBVA in Mexico and transfer the Series B Shares free of payment into the Indeval account of BBVA, in accordance with the procedures of Indeval on or prior to the Expiration Date. To effect a tender of the Series B Shares you own directly or beneficially, you should promptly contact your intermediary and instruct it to tender such Series B Shares.
A valid tender of Series B Shares will be deemed to have been received only if the two conditions below are met:
(1)
BBVA receives a confirmation of a book-entry transfer before the Expiration Date of the Series B Shares into its Indeval account; and

(2)
the Indeval participant through which such Series B Shares were tendered delivers before the Expiration Date a duly completed and executed Acceptance for Series B Shares to BBVA.

Any Series B Shares being tendered must be delivered in accordance with the procedures described in this U.S. Offer to Purchase on or before the Expiration Date.
BBVA is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in direct or indirect communications relating to the U.S. Offer. Therefore BBVA will only receive Acceptances for Series B Shares directly from Indeval participants in Mexico and U.S. holders should not deliver an Acceptance for Series B Shares directly to BBVA. U.S. holders should not contact BBVA. Do not send any Acceptance for Series B Shares to the Tender Agent.
The registered or beneficial holder of Series B Shares and its intermediary that instructs an Indeval participant to tender the Series B Shares will be deemed to have caused the delivery by the Indeval participant and to have agreed to be bound by, and to bind the holder on whose behalf the Indeval participant has acted, to the terms and conditions of the U.S. Offer and that Purchaser may enforce such agreement against such holder and the tendering Indeval participant.
The method and delivery of the Series B Shares and all other documents or instructions is at the risk of the participating securityholder.
If you hold ADSs and you wish to receive Mexican pesos, you must surrender your ADSs to the ADR Depositary, take delivery of the underlying Series B Shares through a Mexican intermediary that is an Indeval participant and tender those Series B Shares in the Offers. In addition, you would need to receive the underlying Series B Shares prior to the Expiration Date to be able to tender those Series B Shares in the Offers.
If you are in any doubt about the procedure for tendering Series B Shares into the U.S. Offer, please contact the Information Agent.
Acceptance for Series B Shares
By causing the participant in Indeval through which you hold your Series B Shares to submit an Acceptance for Series B Shares in Mexico to BBVA and to transfer, free of payment through the Indeval system in Mexico, the applicable Series B Shares to BBVA, you will be deemed to represent, warrant and agree with us, subject to and effective upon our acceptance of your Series B Shares, that:
•
you sell, assign and transfer to Purchaser all right, title and interest in and to all the Series B Shares being tendered and all dividends, distributions and rights declared, paid or distributed in respect of such Series B Shares or securities on or after the Acceptance Date;

•
you shall have no further rights with respect to the tendered Series B Shares, except that you shall have a right to receive from Purchaser the U.S. Offer Price in accordance with the terms and conditions of the U.S. Offer;

•
you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the Series B Shares, and that when the Series B Shares are accepted for purchase by Purchaser, Purchaser will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, declared, made or paid after the Acceptance Date with respect to the Series B Shares in respect of which the U.S. Offer is accepted or deemed to be accepted;

•
you will, upon request, execute and deliver any additional documents deemed by Purchaser or the Indeval participant (including pursuant to instructions from BBVA pursuant to Mexican requirements only) to be necessary or desirable to complete the sale, assignment and transfer of the Series B Shares tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof;

•
all authority conferred or agreed to be conferred by you shall survive your death or incapacity, and your obligations shall be binding upon your heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns;

•
you acknowledge that you have received and read the combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 filed with the SEC relating to the U.S. Offer and its exhibits, including this U.S. Offer to Purchase and the accompanying Acceptance for Series B Shares and its instructions. A copy of this U.S. Offer to Purchase may be obtained at no cost by visiting the website of the SEC at www.sec.gov or by contacting the Information Agent at the telephone numbers provided herein. You agree to be bound by the terms of the U.S. Offer, as described in this U.S. Offer to Purchase and the Acceptance for Series B Shares, and that Purchaser may enforce the Acceptance for Series B Shares against you.

Determination of Validity.
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Series B Shares will be determined by us, in our sole discretion, which determination shall be final and binding to all parties. We reserve the absolute right to reject any or all tenders of Series B Shares determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Series B Shares of any particular holder, whether or not similar defect or irregularities are waived in the case of other holders. No tender of Series B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.
Tender of ADSs
If you are a holder of ADSs and if you intend to tender all or any portion of your ADSs in the U.S. Offer, you must follow the procedures below, as applicable.

Registered Holders of ADRs evidencing ADSs
If you are a registered holder of ADRs evidencing ADSs, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
Registered Holders of Uncertificated ADSs on the books of the ADR Depositary
If you are a registered holder of uncertificated ADSs on the books of the ADR Depositary, which is The Bank of New York Mellon, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
ADSs Held through a Broker, Dealer, Commercial Bank, Trust Company or Other Securities Intermediary in the DTC System
If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary in the DTC system, you should promptly contact your broker, dealer, commercial bank, trust company or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through The Depositary Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.
The term “Agent’s Message” means a message transmitted to the Tender Agent by DTC, received by the Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
If you are unable to perform the procedures described above before 5:00 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available (see the section titled “Guaranteed Delivery” below in this “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”).
The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to Purchaser, the Information Agent, the Dealer Manager or the ADR Depositary.
DELIVERY OF THE ADRs EVIDENCING ADSs, THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE ADR DEPOSITARY OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.
If you are in any doubt about the procedure for acceptance of ADSs, please call the Information Agent at its telephone numbers set forth on the back cover of this U.S. Offer to Purchase.
Surrendering ADSs for Series B Shares in order to tender Series B Shares into the U.S. Offer
As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADRs, withdraw the Series B Shares from the ADS program in which they are deposited and participate directly in the U.S. Offer as a holder of Series B Shares. The ADS holder should contact the ADR Depositary at The Bank of New York Mellon, Depositary Receipts Division, 240 Greenwich Street, 8th Floor, New York, New York, 10286, telephone number: +1 (212) 815-2231 (toll free) or +1 (212) 815-2873, email address: drsettlements@bnymellon.com to surrender to the ADR Depositary the ADRs and underlying ADSs representing Series B Shares that it wishes to tender into the U.S. Offer, pay a fee to the ADR Depositary of $5.00 or less per 100 ADS (or any portion thereof) for the surrender of those ADSs, and pay all taxes and governmental charges or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement.
These procedures could take a significant amount of time to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date.
Signature Guarantees.   No signature guarantee is required on the ADS Letter of Transmittal if the (i) ADS Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the DTC’s (as the book-entry transfer facility) systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the ADS Letter of Transmittal or (ii) ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) and the Stock Exchanges Medallion Program (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on an ADS Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the ADS Letter of Transmittal. If an ADS is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder, then the ADRs must be endorsed or transferred by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.
Guaranteed Delivery.   If a holder desires to tender ADSs pursuant to the U.S. Offer and the ADR(s) evidencing such holder’s ADSs are not immediately available, or if such holder cannot deliver the ADR(s) and all other required documents to the Tender Agent prior to the Expiration Date, or if such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered; provided that all of the following conditions are satisfied:
(a)
such tender is made by or through an Eligible Institution;

(b)
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Tender Agent as provided below; and

(c)
the ADR(s) (or a Book-Entry Confirmation) evidencing all tendered ADSs, in proper form for transfer, in each case together with the ADS Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the ADS Letter of Transmittal, are received by the Tender Agent within two (2) NYSE trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Tender Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
In all cases, ADSs will not be deemed validly tendered unless a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of an ADS Letter of Transmittal is received by the Tender Agent.
There is no guaranteed delivery process available to tender Series B Shares.
The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through the DTC as the book-entry transfer facility, is at the option and risk of the tendering holder, and the delivery will be deemed made only when actually received by the Tender Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
ADS Letter of Transmittal
If you or someone acting on your behalf executes an ADS Letter of Transmittal on your behalf, you will be deemed to represent, warrant and agree with us, subject to and effective upon our acceptance of your ADSs, that:
•
you sell, assign and transfer to, or upon the order of, Purchaser all right, title and interest in and to all the ADSs (and the Series B Shares represented thereby) tendered (and any and all other securities issued or issuable in respect thereof) and all dividends, distributions and rights declared, paid or distributed in respect of such ADSs (and the Series B Shares represented thereby) on or after the Acceptance Date;

•
you irrevocably appoint the Tender Agent your true and lawful agent and attorney-in-fact, with full knowledge that the Tender Agent is also acting as the agent of Purchaser in connection with the U.S. Offer, with respect to such ADSs (and the Series B Shares represented thereby), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

•
to have the ADRs delivered to the Tender Agent at DTC, together, in any such case, with all accompanying evidences of transfer and authenticity to the Tender Agent or upon the order of the Tender Agent, in each case acting upon the instructions of Purchaser; and

•
to receive all benefits and otherwise exercise all rights of beneficial ownership of such ADSs, the underlying Series B Shares (and all such other securities), all in accordance with the terms and conditions of the U.S. Offer.

•
you shall have no further rights with respect to the tendered ADSs (including the underlying Series B Shares), except that you shall have a right to receive from Purchaser the U.S. Offer Price in accordance with the terms and conditions of the U.S. Offer;

•
you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the ADS (including the underlying Series B Shares and any and all other securities or rights issued or issuable in respect of the ADSs) and that when the ADSs are accepted for purchase by Purchaser, Purchaser will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of distributions, if any, declared, made or paid after the Acceptance Date with respect to the ADSs in respect of which the U.S. Offer is accepted or deemed to be accepted;
•
you will, upon request, execute and deliver any additional documents deemed by the Tender Agent or Purchaser to be necessary or desirable to complete the sale, assignment and transfer of the ADSs (including the underlying Series B Shares) tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof;

•
all authority conferred or agreed to be conferred by you shall survive your death or incapacity, and your obligations shall be binding upon your heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns;

•
you acknowledge that you have received and read the combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 filed with the SEC relating to the U.S. Offer and its exhibits, including this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal and its instructions. A copy of this U.S. Offer to Purchase may be obtained at no cost by visiting the website of the SEC at www.sec.gov or by contacting the Information Agent at the telephone number provided herein. You agree to be bound by the terms of the U.S. Offer, as described in this U.S. Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce the ADS Letter of Transmittal against you;

•
you understand and agree that (i) acceptance of ADSs by Purchaser for payment will constitute a binding agreement between you and Purchaser on the terms and subject to the conditions of the U.S. Offer and (ii) no interest will be paid on the U.S. Offer Price for the tendered ADSs;

•
you understand and agree that delivery of the ADS Letter of Transmittal, ADRs and any other required documents to the Tender Agent will be deemed (without any further action by the Tender Agent or tendering ADS holder) to constitute an acceptance of the U.S. Offer with respect to the Shares represented by the ADSs evidenced by such ADRs subject to the terms and the conditions set out in the Deposit Agreement; and

•
irrevocably acknowledge that (i) payment by Purchaser for the Shares represented by the ADS Letter of Transmittal signatory’s ADSs shall constitute payment for such ADSs and (ii) none of the ADS Letter of Transmittal signatory, the Tender Agent or any other person shall be entitled to receive any other consideration under the Offer in connection with the tender or delivery of such ADSs.

Determination of Validity.   All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders of ADSs determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.
If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the U.S. Offer are irrevocable.
Shares tendered pursuant to the U.S. Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the U.S. Offer, may also be withdrawn at any time after December 5, 2022, which is the 60th day after the date of commencement of the U.S. Offer. If you hold your Shares through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Shares that is earlier than 5:00 p.m., New York City time, on the Expiration Date. Shares subject to a withdrawal letters request submitted after 4:30 p.m., New York City time, on the Expiration Date may be credited to the holder on the next trading day. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you.
Holders of Series B Shares
U.S. holders of Series B Shares that wish to withdraw all or a portion of their tendered Series B Shares, must contact their securities intermediary or, if they hold Series B Shares directly through a participant in Indeval, holders must contact such participant. U.S. holders of Series B Shares that wish to withdraw, must cause the applicable Indeval participant (which may be their securities intermediary or a Mexican subcustodian) through which they tendered their Series B shares to complete, sign and submit a form of withdrawal (the “Form of Withdrawal”) to BBVA in order for the Series B Shares to be validly withdrawn from the U.S. Offer. BBVA is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in direct or indirect communications relating to the U.S. Offer. Therefore BBVA will only receive Forms of Withdrawal directly from Indeval participants in Mexico and U.S. holders should not deliver any Forms of Withdrawal directly to BBVA. U.S. holders should not contact BBVA. Do not send any Forms of Withdrawal to the Tender Agent.
Holders of ADSs
To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn and the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the Tender Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn ADSs.
General
In accordance with Section 14(d)(5) of the Exchange Act, a holder that has tendered Shares may withdraw any or all of those Shares at any time before 5:00 p.m., New York City time, on the Expiration Date, by communicating its request to withdraw its Shares in the manner described above. A holder may also withdraw tendered Shares if we have not accepted such Shares for payment by December 5, 2022 (which is the 60th day after the date of the commencement of the U.S. Offer), by communicating its request to withdraw its Shares in the manner described above.
Withdrawals of tendered Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, holders of Shares that have validly withdrawn tendered Shares may re-tender those Shares at any time before 5:00 p.m., New York City time, on the Expiration Date. See “The U.S. Offer — Section 3. Procedures for Tendering into the U.S. Offer.”
Under Rule 14d-11 of the Exchange Act, Purchaser may elect to provide for a subsequent offering period, immediately following 5:00 p.m., New York City time, on the Expiration Date, of not fewer than 3 (three) business days in length. If provided, a subsequent offering period would be an additional period of time, following 5:00 p.m., New York City time, on the Expiration Date, during which holders of Shares that were not previously tendered in the U.S. Offer may tender such Shares on the same terms that applied to the U.S. Offer. A subsequent offering period is not the same as an extension of the U.S. Offer, which will have been previously completed if a subsequent offering period is provided. Purchaser will accept for payment, and pay for, any Shares that are validly tendered during a subsequent offering period, if provided, promptly, and in any event within 20 business days of the date such Shares are validly tendered during such subsequent offering period, for the same price paid to holders of Series B Shares and ADSs, respectively, that were validly tendered in the U.S. Offer and not withdrawn.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, BBVA, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.
Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer (including such rights as are discussed in “The U.S. Offer — Section 1. Terms of the U.S. Offer” and “The U.S. Offer — Section 11. Conditions to the U.S. Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.
5.
Material U.S. and Mexican Federal Income Tax Consequences

US Federal Income Tax Consequences:
The following is a description of material U.S. federal income tax consequences of this U.S. Offer to Purchase. This description addresses only the U.S. federal income tax considerations applicable to U.S. Holders (described below) that hold Shares as capital assets (generally, assets held for investment). This description does not address all of the tax consequences that may be relevant to you if you are a U.S. Holder in light of your particular circumstances, including alternative minimum tax consequences, the application of the “Medicare contribution tax” and differing tax consequences applicable to you if you are subject to special tax rules, such as:
(a)
one of certain financial institutions;

(b)
an insurance company;

(c)
a real estate investment trust or regulated investment company;

(d)
a dealer or electing trader in securities that is subject to a mark-to-market method of tax accounting for your securities positions;

(e)
a tax-exempt entity;

(f)
a person that holds Shares as part of a “straddle” or an integrated transaction;

(g)
a person that owns or is deemed to own 10% or more of the outstanding stock of the Company, by vote or value; or

(h)
a person whose “functional currency” is not the U.S. dollar.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below.
This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, and (where indicated below) the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and a Protocol thereto, between the United States and Mexico (the “Tax Treaty”), all as of the date hereof, changes to any of which subsequent to the date of this U.S. Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax adviser concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of Shares pursuant to this U.S. Offer to Purchase in your particular circumstances.
For purposes of this description, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Shares and:
(a)
a citizen or individual resident of the United States;

(b)
a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia;

(c)
an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

(d)
a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The U.S. federal income tax treatment of a partner in a partnership (for U.S. federal income tax purposes) that holds Shares will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Shares should consult their tax advisers concerning the U.S. federal income tax consequences to them of the sale of Shares pursuant to this U.S. Offer to Purchase.
As indicated in the Company’s annual report on Form 20-F for the year ending December 31, 2021, the Company does not believe that it was a passive foreign investment company (“PFIC”) in its most recently ended taxable year or that it will be classified as a PFIC in the current year. Except as described below, this discussion assumes that the Company has not been a PFIC for any prior taxable year and will not be a PFIC for the current taxable year.
In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying Series B Shares represented by those ADSs for U.S. federal income tax purposes.
Tax Consequences to Tendering U.S. Holders
Treatment of Our Purchase of Shares
The receipt of cash in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes. If you properly tender Shares and accept payment pursuant to this U.S. Offer to Purchase, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the exchange and your adjusted tax basis in the tendered Shares. You adjusted tax basis will generally be the amount you paid to acquire the Shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Shares is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.
You may be eligible for a foreign tax credit with respect to Mexican taxes that you incur upon selling Shares pursuant to this U.S. Offer to Purchase. Recent changes to the foreign tax credit rules impose new requirements for taxes to be creditable, however. As a result of these new requirements, it is possible that you will be able to claim a foreign tax credit for Mexican taxes that you incur as a result of this U.S. Offer to Purchase only if you are eligible for, and properly elect to claim, the benefits of the Tax Treaty. Absent a valid claim of benefits under the Tax Treaty, the application of these rules to any such Mexican taxes is uncertain, and we have not determined whether these taxes satisfy the requirements for creditability under the new rules.
Furthermore, even if any Mexican taxes that are imposed on your sale of Shares are creditable under the requirements described above, only the portion of your U.S. tax liability that is attributable to your foreign-source income may be offset by these foreign tax credits. This foreign-source limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Because your gain from the receipt of cash for Shares will generally be treated as U.S.-source income, this limitation may preclude you from claiming a credit for all or a portion of the taxes imposed on this gain (even if you otherwise qualify), although gain may be treated as foreign source income in certain circumstances if you are eligible for and properly elect to claim the benefits of the Tax Treaty.
Instead of claiming a foreign tax credit for which you are eligible, you may, at your election, deduct otherwise creditable Mexican income taxes in computing your taxable income, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing the creditability and deductibility of foreign tax credits are complex, and you should consult your tax adviser regarding the creditability and deductibility of foreign taxes, if any, in your particular circumstances.
Passive Foreign Investment Company Rules
In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look- through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” As indicated in the Company’s annual report on Forms 20-F for the year ending December 31, 2021, the Company does not believe that it was a PFIC in its most recently-ended taxable year or that it will be classified as a PFIC in the current year. However, because PFIC status depends upon the composition of the Company’s income and assets and the market value of the Company’s assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, there can be no assurance that the Company has not been, or will not be, a PFIC for any taxable year.
If the Company was a PFIC for any taxable year in which you held Shares, your Shares will be treated as PFIC stock, even if the Company thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your Shares pursuant to the U.S. Offer. In particular, if the Company were a PFIC for any taxable year during which you held Shares, gain recognized by you on the sale of the Shares would be allocated ratably over your holding period for the Shares. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections, if made, may result in alternative treatments. You should consult your tax adviser about such elections.
You should consult your tax adviser concerning the Company’s PFIC status for any relevant taxable year and the tax considerations relevant to the sale of Shares pursuant to the U.S. Offer.
Information Reporting and Backup Withholding
Sales proceeds from a U.S. Holder’s sale of Shares within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certifies that you are not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.
Mexican Federal Tax Consequences
The following is a general summary of the principal consequences under the Mexican Income Tax Law and the rules and regulations thereunder, as currently in effect, of an investment in shares or ADSs by a holder that is not a resident of Mexico and that will not hold shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “nonresident holder”).
For purposes of Mexican taxation, the definition of residence is highly technical and residence arises in several situations. Generally, an individual is a resident of Mexico if he or she has established his or her home or center of vital interests in Mexico, and a corporation is considered a resident if it has its place of effective management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.
If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, in accordance with applicable tax laws.
This summary does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the shares. In particular, this summary (i) does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico and (ii) does not address all of the Mexican tax consequences that may be applicable to specific holders of the shares, including a holder:
•
whose shares were not acquired through the Mexican Stock Exchange or other markets authorized by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) or the Mexican Federal Tax Code;

•
of shares or ADSs that control us or the Company;

•
that holds 10.0% or more of our shares;

•
that is part of a group of persons for purposes of Mexican law that controls us (or holds 10.0% or more of our shares); or

•
that is a resident of Mexico or is a corporation resident in a tax haven (as defined by the Mexican Income Tax Law).

Tax Treaties
Provisions of the Tax Treaty that may affect the taxation of certain U.S. holders (as defined below) are summarized below.
The Mexican Income Tax Law has established procedural requirements for a nonresident holder to be entitled to benefits under any of the tax treaties to which Mexico is a party, including on dispositions and dividends. These procedural requirements include, among others, the obligation to (i) prove tax treaty residence, (ii) file tax calculations made by an authorized certified public accountant or an informational tax statement, as the case may be, and (iii) appoint representatives in Mexico for taxation purposes. Parties related to the issuer may be subject to additional procedural requirements.
Taxation of Dispositions
The tax rate on income realized by a nonresident holder from a disposition of shares through the Mexican Stock Exchange is generally 10.0%, which is applied to the net gain realized on the disposition. This tax is payable through withholding made by intermediaries. However, such withholding does not apply to a nonresident holder who certifies that the holder is resident in a country with which Mexico has entered into an income tax treaty.
The sale or other transfer or disposition of shares not carried out through the Mexican Stock Exchange and not held in the form of ADSs will be subject to a 25% tax rate in Mexico, which is applicable to the gross proceeds realized from the sale.
Alternatively, a nonresident holder may, subject to certain requirements, elect to pay taxes on the net gain realized from the sale of shares at a rate of 35%.
The sale or disposition of ADSs through securities exchanges or markets recognized under the Mexican federal tax code (which includes the NYSE) by nonresidents who are residents of a country with which Mexico has entered into an income tax treaty is not subject to income tax in Mexico under the current tax rules. The tax treatment of such transfer of ADSs by nonresidents who are also not residents of a country with which Mexico has entered into an income tax treaty is not clear under the current Mexican tax rules.

Pursuant to the Tax Treaty, gains realized by a U.S. resident that is eligible to receive benefits pursuant to the Tax Treaty from the sale or other disposition of shares or ADSs, even if the sale or disposition is not carried out under the circumstances described in the preceding paragraphs, will not be subject to Mexican income tax, provided that the gains are not attributable to a permanent establishment or a fixed base in Mexico, and further provided that such U.S. holder owned less than 25% of the shares representing our capital stock (including ADSs), directly or indirectly, during the 12-month period preceding such disposition. U.S. residents should consult their own tax advisors as to their possible eligibility under the Tax Treaty.
Gains and gross proceeds realized by other nonresident holders that are eligible to receive benefits pursuant to other income tax treaties to which Mexico is a party may be exempt from Mexican income tax, in whole or in part. Non-U.S.holders should consult their own tax advisors as to their possible eligibility under such treaties.
Other Mexican Taxes
A nonresident holder generally will not be liable for estate, inheritance or similar taxes with respect to its holdings of shares or ADSs; provided, however, that gratuitous transfers of shares or ADSs may, in certain circumstances, result in the imposition of a Mexican tax upon the recipient.
There are no Mexican stamp, issue registration or similar taxes payable by a nonresident holder with respect to shares or ADSs.
6.
Price Range of Shares; Dividends

The Series B Shares are listed and traded on the Mexican Stock Exchange under the symbol “BACHOCO.” The ADSs are listed and traded on NYSE under the symbol “IBA.” According to the Company, as of December 31, 2021, the Company’s authorized capital stock consisted of 600,000,000 shares, represented by 600,000,000 Series B Shares, fully paid and each without par value. In addition, according to the Company, as of December 31, 2021, 599,380,457 Series B Shares were issued and outstanding and 619,543 Series B Shares were authorized, unsubscribed and held in treasury.
The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices for Series B Shares on the Mexican Stock Exchange as reported by published financial sources.
	Trading Price (MX$)
	High	Low
2020
First Quarter	82.40	58.76
Second Quarter	69.93	60.81
Third Quarter	70.38	63.91
Fourth Quarter	75.48	64.55
2021
First Quarter	73.60	67.16
Second Quarter	77.89	68.04
Third Quarter	78.00	70.47
Fourth Quarter	75.53	68.29
2022
First Quarter	77.72	64.93
Second Quarter	78.17	68.56
Third Quarter	80.00	69.97
Fourth Quarter (through October 5, 2022)	78.01	77.77

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices for ADRs on the NYSE as reported by published financial sources.
	Trading Price (US$)
	High	Low
2020
First Quarter	52.70	28.67
Second Quarter	39.01	29.84
Third Quarter	39.75	34.20
Fourth Quarter	45.28	36.23
2021
First Quarter	44.66	38.30
Second Quarter	47.60	39.73
Third Quarter	47.11	42.17
Fourth Quarter	44.36	39.46
2022
First Quarter	46.72	37.36
Second Quarter	47.25	39.70
Third Quarter	48.13	40.56
Fourth Quarter (through October 5, 2022)	46.71	46.25
On March 24, 2022, the last full trading day before Purchaser publicly announced its intention to launch the Offers, which was disclosed to the investing public on March 25, 2022, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps.66.54 per Series B Shares and the closing price of the ADSs reported on the NYSE was $39.75 per ADS. On October 5, 2022, the last full trading day before publication of this U.S. Offer to Purchase, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps77.77 per Series B Share and the closing price of the ADSs reported on the NYSE was $46.25 per ADS. All holders are urged to obtain a current market price for the Series B Shares and ADSs.
The declaration, payment and amount of any dividend are considered and proposed by the Company’s Board and approved at the Company’s general shareholders’ meeting by the affirmative vote of a majority of the Company’s shareholders in accordance with the applicable regulatory, corporate, tax and accounting rules and are subject to the statutory limitations as discussed in more detail in the Company’s 2021 Form 20-F. On April 27, 2022, at the Company’s annual shareholder meeting, the Company’s board of directors authorized the payment of a dividend amounting to Ps.1.64 per share (Ps.19.68 per ADS). Such dividend was paid in two equal installments, with Ps.0.82 per share (Ps.9.84 per ADS) paid to shareholders of the Company on May 18, 2022 and a further Ps.0.82 per share (Ps.9.84 per ADS) paid to shareholders of the Company on July 13, 2022.
7.
Certain Information Concerning the Company

General.   The information concerning the Company contained in this U.S. Offer to Purchase has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.
The Company owns and manages more than 1,000 facilities, organized in nine production complexes and more than 80 distribution centers in Mexico, and one production complex in the United States and operates primarily in the poultry industry in Mexico and the U.S. The Company is a leader in the Mexican poultry industry, and, according to WATTPoultry, is one of the largest poultry producers globally. In 2011, the Company entered the U.S. poultry industry through its acquisition of OK Foods. In Mexico, the Company’s core business is poultry, but it also produces and sells a wide range of other products, including, among others, balanced feed, pet food, pork, beef and turkey value-added products, one day old breeders and chicks, as well as a laboratory that produces vaccines for the poultry industry and other similar industries. In the U.S., the Company produces and distributes chicken products only.
The Company is a publicly-held corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. Its principal office is in Avenida Tecnologico No. 401, Ciudad Industrial C.P. 38010, Celaya, Guanajuato, Mexico, and its telephone number at such address is +(011) 52-461-618-3555.
As of December 31, 2021, the outstanding capital stock of the Company was comprised of 599,380,457 Series B Shares, each without par value, according to the Company.
Financial Information.   The audited consolidated financial statements of the Company for the years ended December 31, 2020 and 2021 and the unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 2022 and 2021 are incorporated by reference to the 2021 Form 20-F and the Company’s Form 6-K filed with the SEC on July 27, 2022, respectively, each of which was filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.
SELECTED FINANCIAL INFORMATION OF THE COMPANY
The selected consolidated financial information with respect to the Company set forth below has been derived from the audited consolidated financial statements of the Company contained in the Company’s 2021 Form 20-F, as well as its unaudited consolidated financial statements as of and for the six months ended June 30, 2022 and 2021. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to the Company’s 2021 Form 20-F and the Company’s Form 6-K filed with the SEC on July 27, 2022, and all of the financial information (including any related notes) contained therein or incorporated therein by reference, which is hereby incorporated by reference in its entirety. According to the Company’s 2021 Form 20-F, the consolidated financial information below was prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Selected Consolidated Financial Data
Years ended December 31, 2021 and 2020
(Thousands of pesos)
The following table shows certain of the Company’s financial and operational data as of December 31, 2021.
	As of December 31,
	2021	2020
Assets
Currents assets	37,845,588	32,586,007
Non-currents assets	28,143,173	25,888,993
Total assets	$65,988,761	58,475,000
Liabilities
Current liabilities	12,835,303	8,179,783
Long term liabilities	4,869,398	6,368,409
Total liabilities	17,704,701	14,548,192
Equity
Capital stock	1,174,432	1,174,432
Share premium	414,070	413,423
Reserve for repurchase of shares	1,199,423	1,266,469
Retained earnings	43,839,229	39,607,821
Effects of derivatives classified as hedging instruments	(49,751)	(267,352)
Foreign currency translation reserve	1,501,440	1,391,534
Actuarial remeasurements, net	(272,527)	(268,692)
Equity attributable to controlling interest	47,806,316	43,317,635
Non-controlling interest	477,744	609,173

	As of December 31,
	2021	2020
Total equity	48,284,060	43,926,808
Total liabilities and equity	$65,988,761	58,475,000

The following table shows certain of the Company’s consolidated results for the year ended December 31, 2021 as compared to the year ended December 31, 2020.
	For the year ended December 31,
	2021	2020
Net revenues	$81,699,068	68,792,002
Cost of sales	(68,356,654)	(57,707,566)
Gross profit	13,342,414	11,084,436
General, selling and administrative expenses	(7,127,780)	(6,420,397)
Other expenses, net	(322,779)	(362,527)
Operating income	5,891,855	4,301,512
Net finance income	849,883	882,191
Profit before income taxes	6,741,738	5,183,703
Income taxes	1,807,638	1,211,611
Profit for the year	$4,934,100	3,972,092
Other comprehensive income (loss)	323,672	(2,759)
Comprehensive income for the year	$5,257,772	3,969,333
Profit attributable to:
Controlling interest	$5,065,554	3,935,672
Non-controlling interest	(131,454)	36,420
Profit for the year	$4,934,100	3,972,092
Comprehensive income attributable to:
Controlling interest	$5,389,226	3,932,913
Non-controlling interest	(131,454)	36,420
Comprehensive income for the year	$5,257,772	3,969,333
Selected Unaudited Consolidated Financial Data
Six Months ended June 30, 2022 and 2021
(Millions of pesos)
The following table shows certain of the Company’s unaudited consolidated financial and operating data as of June 30, 2022 and for the six-month period then ended as compared to the six-month period ended June 30, 2021.
	As of June 30,
	2022	2021
Assets
Currents assets	40,305.4	35,284.5
Non-currents assets	30,124.2	26,391.6
Total assets	$70,429.6	61,676.1
Liabilities
Current liabilities	11,948.6	8,532.2
Long term liabilities	6,245.0	6,046.7
Total liabilities	18,193.6	14,578.9
Equity
Capital stock	1,173.9	1,174.2
Commission in shares issued	141.1	413.3
Retained earnings	49,207.3	44,018.1

	As of June 30,
	2022	2021
Others accounts	1,000.9	948.8
Non controlling interest	439.8	542.8
Total equity	52,236.0	47,097.2
Total liabilities and equity	70,429.6	61,676.1

The following table shows certain of the Company’s unaudited consolidated results for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.
	For the six months ended June 30,
	2022	2021
Net sales	$50,799.1	40,218.6
Cost of sales	39,759.0	32,040.7
Gross profit	11,040.1	8,177.9
Selling, general and administrative expenses	4,122.4	3,366.5
Other income (expenses), net	55.5	(163.6)
Operating income	6,973.2	4,647.7
Net finance income	(77.9)	222.64
Income tax	1,832.6	1,352.6
Net Income	5,062.7	3,517.8
Non-controlling interest	(37.9)	(59.4)
Net controlling interest profit	5,100.7	3,577.2
Basic and diluted earnings per share	8.51	5.96
Basic and diluted earnings per ADR	102.1	71.57
Weighted average shares outstanding	599,380	599,790
EBITDA Result	7,729.5	5,350.8
Book Value per Series B Share
The net book value per Series B Share as of December 31, 2021 was Ps.80.56 based on the number of issued and outstanding Series B Shares of 599,380,457.
Available Information.   The Series B Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in periodic reports and filed with the SEC. The Company’s filings are available to the public on the SEC’s website (http://www.sec.gov).
You may contact the Information Agent to request copies, without charge, of documents incorporated by reference into this U.S. Offer to Purchase.
8.
Certain Information Concerning Purchaser and the Robinson Bours Family

Purchaser
Purchaser is Edificio del Noroeste, S.A. de C.V., a private corporation (sociedad anónima de capital variable) organized under the laws of Mexico. Purchaser was incorporated in 1984 and was heretofore a dormant company. Purchaser has no current operations or ownership interest in the share capital of the Company and will act as the tender offer purchaser for the Offers.
Both Purchaser and the Family Trusts are controlled by members of the Robinson Bours Family. As of the date of this U.S. Offer to Purchase, the Robinson Bours Family owns, indirectly through the Family Trusts,

439,500,000 Series B Shares, representing approximately 73% of the issued and outstanding share capital of the Company, as follows:
(a)
Control Trust:   Related Trust, identified with number F/000239, whose trustee is Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa, Fiduciary Division, holds in the aggregate 312,000,000 Series B Shares, representing approximately 52% of the outstanding share capital of the Company; and

(b)
Placement Trust:   Related Trust, identified with number F/000118, whose trustee is Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa, Fiduciary Division, holds in the aggregate 127,500,000 Series B Shares, representing approximately 21% of the outstanding share capital of the Company.

The Offers contemplate the acquisition by Purchaser of any and all outstanding Shares which are not owned by the Family Trusts, which comprise 159,880,457 outstanding Series B Shares (including in the form of ADSs), representing approximately 27% of the Company’s outstanding Series B Shares (including in the form of ADSs).
Members of the Robinson Bours Family, shareholders of Purchaser and beneficiaries of the Family Trusts, are members of the Company’s Board of Directors, including the Chairman, Javier R. Bours Castelo.
Corporate purpose, background and brief description of the business
The corporate purpose of Purchaser consists of, among other things (i) investing in all kinds of legal entities, whether of a civil, mercantile or other nature and (ii) in general, carrying out all kinds of legal acts, whether of a civil, mercantile or other nature that may be necessary, convenient or complementary to the foregoing.
Purchaser does not have its own operations and will act as the tender offer purchaser for the Offers. As of the date of this U.S. Offer to Purchase, Purchaser has no patents, licenses or trademarks. Purchaser does not have financial statements audited by an external auditor.
Board of Directors
The management of Purchaser is entrusted to a Board of Directors. The Purchaser’s Board consists of 4 directors and is composed as follows:
Name	Position
Francisco Javier R. Bours Castelo	Chairman
Arturo Bours Griffith	Secretary
Juan Salvador Robinson Bours Martínez	Treasurer
Jesús Enrique Robinson Bours Muñoz	Member
The members of Purchaser’s Board will remain in their positions for two years; however, they will not cease to perform their duties until those appointed to replace them take office.
Information about the members of Purchaser’s Board is set forth below.
Javier R. Bours Castelo, is Chairman of Purchaser’s Board. Mr. Bours holds a degree in Civil Engineering from ITESM. He currently serves as Chairman of the Boards of Directors of the following companies: Industrias Bachoco, S.A.B. de C.V., Megacable Holdings, S.A.B. de C.V., Inmobiliaria de Trento S.A. de C.V., Agriexport S.A. de C.V., Acuícola Boca S.A. de C.V., Centro de Servicios Empresariales del Noroeste, S.A. de C.V., and Centro de Servicios Empresariales del Noroeste, S.A. de C.V.
Arturo Bours Griffith, is Secretary of Purchaser’s Board. He is also Chairman of the Board of Directors of Qualyplast, S.A. de C.V. and a member of the Boards of Directors of Industrias Bachoco, S.A.B. de C.V., Megacable Holding, S.A.B. de C.V., Servicios Empresariales del Noroeste, S.A. de C.V., and Taxis Aéreos del Noroeste, S.A. de C.V.

Juan Salvador Robinson Bours Martínez, is Treasurer of Purchaser’s Board. Mr. Robinson Bours holds a degree in Industrial Engineering from ITESM. His other appointments include Director of Industrias Bachoco, S.A.B. de C.V., Llantas y Accesorios, S.A. de C.V., as well as member of the Board of Directors of Megacable Holdings, S.A.B. de C.V.
Jesús Enrique Robinson Bours Muñoz, is a member of Purchaser’s Board. Mr. Bours holds a Bachelor’s degree in Engineering from the University of Arizona. He also serves as a member of the Boards of Directors of Industrias Bachoco, S.A.B. de C.V., Rassini S.A. de C.V. and Megacable Holdings S.A.B. de C.V.
Different members of the Robinson Bours Family, who are also members of the Family Trusts, are the shareholders of Purchaser.
No single shareholder of Purchaser holds more than 5% of the outstanding share capital of Purchaser. No single family group within the Robinson Bours Family holds more than 25% of the outstanding share capital of Purchaser.
There are currently no judicial, administrative or arbitration proceedings in which Purchaser is or may be involved that may have a material impact on the Offers and/or Purchaser’s ability to execute the Offers.
Family Trusts and the U.S. Offer
The Family Trusts will not participate in the Offers, since the shareholders of Purchaser and the members of the Family Trusts, which in aggregate represent approximately 73% of the issued and outstanding Shares, are essentially the same. Both the shareholders of Purchaser and the Family Trusts are comprised of original shareholders of the Company and their families existing prior to the initial public offering of the Company on September 19, 1997.
Further details regarding the affiliation of the Robinson Bours Family with the Company can be found in the 2021 Form 20-F.
9.
Source and Amount of Funds

Purchaser intends to use the proceeds from a financing for the Offers, which is currently in the process of being finalized. The amount of funds required by Purchaser to consummate the Offers will depend primarily on whether the holders of Shares decide to tender into the Offers.
In the event that all issued and outstanding Shares (other than any Shares already owned directly or indirectly by the Robinson Bours Family and/or its affiliates) are validly tendered and not withdrawn into the Offers, the total amount of funds that Purchaser would require to acquire such Shares upon the consummation of the Offers would be approximately Ps.13,055,838,118.62, including related transaction fees, costs and expenses. Based on the Exchange Rate, the total amount of funds that Purchaser would require to acquire such Shares upon the consummation of the Offers would be approximately U.S.$649,059,812.01, including related transaction fees, costs and expenses. Purchaser believes that its financial condition is not material to a decision by a holder of Shares whether to tender Shares pursuant to the Offers because (a) the Offers are being made for all of the issued and outstanding Shares, (b) the holder will receive payment solely in cash for any Shares that tendered into the Offers, (c) as of the date of this U.S. Offer to Purchase, Purchaser is in the process of contracting a line of credit providing Purchaser with sufficient resources to cover all amounts that may become payable pursuant to the Offers, including related transaction fees, costs and expenses and (d) the Offers are not subject to any financing condition.
Purchaser intends to finance the Offers through the use of a syndicated and guaranteed credit facility (the “Credit Facility”) granted by financial institutions including Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, Banco Nacional de México, S.A., Member of Grupo Financiero BANAMEX, Banco del Bajío, S.A., Institución de Banca Múltiple and Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, which would expire in 2025 and be subject to disbursement conditions customary for financings of a similar type. The Credit Facility would be for an amount of up to approximately Ps.14 billion. The Credit Facility would have a term of three years, a TIIE rate plus a surcharge and a pledge guarantee with respect to Shares owned by the Robinson Bours Family.

The Credit Facility will be available from the date of execution thereof and will contain representations and warranties, covenants and agreements and events of default customary in financings of a similar type, including (i) of and regarding the creditors and guarantors, (ii) related to the limitation of encumbrances, and (iii) events of default relating to the insolvency of Purchaser and its guarantors. The Robinson Bours Family fully supports the Offers and, in connection with the Credit Facility, has granted a pledge over the Shares they own. In addition, the Robinson Bours Family has agreed to cover any funding deficiencies resulting from the Credit Facility.
The foregoing summary of certain provisions of the Credit Facility is qualified by reference to the Credit Facility itself, which is incorporated herein by reference. We have filed a copy of the Credit Facility as Exhibit (b) to the combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 filed with the SEC.
10.
Adjustment to U.S. Offer Price; Dividends and Distributions

If, at any time on or after the date hereof until the Expiration Date, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, the U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the U.S. Offer Price, subject to further adjustment in accordance with this sentence. The U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will not be adjusted for any cash dividend paid at any time on or after the date hereof.
11.
Conditions to the U.S. Offer

Notwithstanding any other provision of the U.S. Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the U.S. Offer), pay for, and (subject to any such rules or regulations) Purchaser may delay the acceptance for payment, or the payment for, any Shares validly tendered and not properly withdrawn pursuant to the U.S. Offer, if any of the following conditions have not been satisfied or waived (to the extent legally permissible) as of the Expiration Date, as applicable:
(a)
no governmental, judicial, legislative or regulatory authority (in Mexico or in the United States) has passed, issued, promulgated, applied or presented, or threatened to pass, issue, promulgate, apply or present, any statute, law, rule, regulation, executive order, decree, court order or other order that prevents or prohibits the consummation of the Offers, adversely affects the terms and/or conditions of the Offers, imposes significant limitations on the ability of Purchaser (or any of its affiliates) to acquire or effectively maintain or exercise the full ownership rights of the Shares acquired pursuant to the Offers, including, without limitation, the right to vote the Series B Shares, prohibits, restricts or makes or seeks to make illegal payment for the acquisition of the Shares, or that imposes material damages in connection therewith, restricts or limits the Company’s business operations, imposes or attempts to impose any material condition on the Offers in addition to the conditions set forth herein or elsewhere, nor will any action, proceeding or demand be initiated that purports to do any of the foregoing or imposes any limitation on any shareholder’s participation in the either Offer;

(b)
all waivers, consents, extensions, approvals, actions or inactions of any governmental, public, judicial, legislative or regulatory authority or agency or other party necessary to consummate, or for any shareholder to participate in, either Offer have been obtained (and have not expired or in any way ceased to have full force and effect), and such waivers, consents, extensions, approvals, actions or inactions do not contain terms and conditions, or impose any requirements or limitations on any shareholder’s participation in either Offer, in any respect unacceptable to Purchaser, in its reasonable judgment;

(c)
no change (nor any condition, circumstance or event involving a possible change) shall have occurred or be likely to occur in the business, property, assets, liabilities, capitalization, stock holdings, condition (financial or otherwise), operations, licenses, concessions, permits, permit applications, results of operation, cash flows or prospects of the Company or any of its subsidiaries or affiliates that, in Purchaser’s discretion, is, or may be, significantly adverse to the Company or any of its subsidiaries or affiliates, or which, in Purchaser’s reasonable judgment, is or would be likely to have a material adverse effect on the Company, any of its subsidiaries or the Shares; or
(d)
there shall not have occurred any actual or threatened (i) general suspension in the quotation of, or limitation on the availability of trading prices for, securities on any stock exchange or secondary or unregulated market, any decrease in any of the Dow Jones Industrial Average or Standard & Poors Index of 500 Industrial Companies, S&P/BMV Index of Prices and Quotations or the S&P/BMV Index Mexico, in excess of 10% (measured from the close of trading on the last trading day before the commencement date of the U.S. Offer), or any material adverse change, in the prices of Shares on the Mexican Stock Exchange or the NYSE, (ii) statement of suspension of payments or bank moratorium by federal or local authorities in Mexico or the United States (whether or not mandatory), (iii) declaration of bank moratorium or any suspension of payments with respect to banks by federal or state authorities in Mexico or the United States (whether or not mandatory), (iv) limitation (whether or not mandatory) by any authority or agency or event that, at the discretion of Purchaser, could affect the granting of credit or access to financing by banks or credit institutions, (v) initiation or escalation of a war, armed hostilities, terrorist event or other national or international crises that, directly or indirectly, affects Mexico or the United States, (vi) any significant change in the exchange rate of the Peso to the United States dollar, or any suspension of, or limitation to, the relevant exchange, financial or stock markets (whether or not mandatory), (vii) no change in the general political, market, economic or financial conditions in the United States or Mexico that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, property, assets, liabilities, concession, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries or (viii) in the case of any of the foregoing in existence on the date of commencement of the U.S. Offer, acceleration or worsening thereof.

The satisfaction of any of the foregoing conditions will be determined in our sole discretion. These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by us in whole or in part at any time and from time to time at our sole discretion. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.
Any determination by us concerning the events described in this section “— Conditions to the U.S. Offer” will be final and binding on all parties.
12.
Possible Effects of the U.S. Offer and Delisting Offers on the Market for ADSs; NYSE Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations

Following the expiration of the Offers (including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable), Purchaser may cause the Company to undertake a Delisting Offer Vote. If at least 95% of the outstanding Shares are voted in favor of a Delisting Offer Vote, Purchaser may undertake the Delisting Offers.
As of the date of this U.S. Offer to Purchase, Purchaser has not made a determination whether it will seek a Delisting Offer Vote, which determination will depend in part on the number of Shares acquired in the Offers and market conditions at the relevant time. If a Delisting Offer Vote is held and such Delisting Offer Vote receives Delisting Offer Required Approval, Purchaser will undertake the Delisting Offers. Even if the shareholders of the Company approve deregistration and delisting by a vote of 95% or more of the Shares, it is possible that the CNBV would not provide the necessary authorization for such deregistration and delisting. In such case, the Company would continue to be a registered public company in Mexico and the Shares would remain listed on the BMV.

Possible Effects of the U.S. Offer and Delisting Offers on the Market for ADSs
Following completion of the U.S. Offer, Purchaser may undertake the Delisting Offers, may cause the Company to delist the ADSs from the NYSE and, in any event, may no longer be eligible to maintain a listing with NYSE. According to NYSE’s published guidelines, the ADSs would not meet the criteria for continued listing on the NYSE if, among other things, the total number of the Company’s shareholders is not at least 400. Upon the consummation of the U.S. Offer and any Delisting Offers, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:
(a)
the number of holders of ADSs and the number of ADSs in public ownership;

(b)
the aggregate market value of the Series B Shares, including Series B Shares represented by ADSs in public ownership;

(c)
the trading volume of the remaining ADSs on NYSE;

(d)
whether securities firms remain interested in maintaining a market in ADSs or providing research on the Company;

(e)
the possible Deposit Agreement Termination;

(f)
the possible de-listing of the ADSs from NYSE, to be undertaken following completion of the U.S. Offer, the potential Delisting Offers and the Deposit Agreement Termination; and

(g)
the possible SEC Deregistration.

In the event Purchaser proceeds with the Delisting Offers and obtains approval from CNBV, the Shares will be delisted in Mexico and the Company’s reporting obligations in Mexico will cease, except with respect to certain reporting obligations for listed debt instruments, if applicable. In addition, if Purchaser proceeds with the Delisting Offers, Purchaser will take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination, the NYSE Delisting, the SEC Deregistration and the termination of reporting requirements under the Exchange Act.
In the event Purchaser proceeds with the Delisting Offers, if you do not tender your Shares in the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.
Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.
Margin Regulations
The Shares are presently “margin securities” under Regulations T, U and X (the “Margin Regulations”) of the Board of Governors of the Federal Reserve System, which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Series B Shares under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, it is possible that following the U.S. Offer, the ADSs would no longer constitute “margin securities” under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.
13.
Certain Legal Matters; Regulatory Approvals

General.   Purchaser is not aware of any pending legal proceeding relating to the U.S. Offer. Based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of (i) any governmental license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offers, or (ii) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offers, or any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which the Company or Purchaser or any of their respective subsidiaries or affiliates is a party. Should any such approval or other action be required or desirable, Purchaser presently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if required, will be obtained or, if obtained, that it will be obtained without substantial conditions.
In addition, Purchaser’s obligation under the Offers to accept for payment and pay for tendered Shares is subject to certain conditions described in “— Section 13. Conditions to the U.S. Offer.”
Mexican Regulatory Matters.   The registration of securities and the conduct of public offers in Mexico is regulated by the Mexican Securities Market Law and the rules issued by the CNBV, as supplemented or amended from time to time. Purchaser has made all necessary filings for the approval of the Mexican Offer by Mexican regulators, including the authorization from the CNBV. On October 5, 2022, the CNBV authorized Purchaser to carry out the Mexican Offer.
Margin Regulations.   The Margin Regulations restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Shares are presently “margin securities” and, accordingly, Purchaser will ensure that any financing of the acquisition of the Shares will be in compliance with the Margin Regulations.
14.
Fees and Expenses

We have retained Citibank N.A. as the Tender Agent (solely with respect to the ADSs), and Innisfree M&A Incorporated as the Information Agent in connection with the U.S. Offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the U.S. Offer.
The Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers and other securities intermediaries to forward the U.S. Offer materials to beneficial holders of Shares to the extent permitted by applicable law.
We have also retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the U.S. Offer. In its roles as such, the Dealer Manager may contact brokers, dealers and similar entities and may provide information regarding the U.S. Offer to those that it contacts or persons that contact it. The Dealer Manager will receive reasonable and customary compensation in connection with the U.S. Offer. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the U.S. Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the U.S. Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided in the past, and may in the future provide, various commercial banking, investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us or the Company. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities or those of the Company. The Dealer Manager and its affiliates may from time to time hold Shares in proprietary and customer accounts, and, to the extent it holds Shares in these accounts at the time of the U.S. Offer and Mexican Offer, the Dealer Manager and its affiliates may tender Shares from proprietary and customer accounts pursuant to the U.S. Offer and Mexican Offer.
Except as set forth above, we have not retained and will not pay any fees or commissions to any broker or dealer (other than the Dealer Manager) or other person for recommending or soliciting tenders of Shares pursuant to the U.S. Offer.
The following is an estimate of the fees and expenses to be incurred by us:
Filing Fees	U.S.$	61,000
Dealer Manager Fees*		600,000
Tender Agent Fees		61,510
Information Agent Fees		25,000
Legal Fees		1,275,000.00
Printing, Mailing and Miscellaneous Fees and Expenses		200,000.00
Total	U.S.$	2,222,510

*
Assumes maximum amount of variable portion of fee is earned.

The Company will not pay any of the fees and expenses to be incurred by us.
15.
Miscellaneous

The U.S. Offer is being made solely by this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal and related materials, and is intended solely for U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) of Series B Shares and holders of ADSs representing Series B Shares, wherever located. Holders of Series B Shares that are not U.S. holders may not use this U.S. Offer to Purchase. Separate offer materials referred to as a Folleto Informativo and Aviso de Oferta Pública in Spanish have been published in Mexico, as required by Mexican law. We are not aware of any jurisdiction where the making of the U.S. Offer or the election to tender Series B Shares or ADSs in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the election to tender Series B Shares or ADSs in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (nor will elections to tender Series B Shares be accepted from or on behalf of) the holders of Series B Shares or ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS U.S. OFFER TO PURCHASE, THE ACCEPTANCE FOR SERIES B SHARES OR IN THE ADS LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
We have filed with the SEC a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the U.S. Offer, which includes the information required by Schedule 13E-3. A copy of this filing, and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The U.S. Offer — Section 7. Certain Information Concerning the Company.”
You should rely only on the information incorporated by reference or provided in this U.S. Offer to Purchase or any supplement to this U.S. Offer to Purchase. We have not authorized anyone to provide you with different information. The date of this U.S. Offer to Purchase is October 6, 2022. You should not assume that the information in this U.S. Offer to Purchase is accurate as of any date other than that date, regardless of the time this U.S. Offer to Purchase is made available to you.
EDIFICIO DEL NOROESTE, S.A. DE C.V.
October 6, 2022

SCHEDULE A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
OF PURCHASER AND EACH PERSON CONTROLLING PURCHASER
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is care of Edificio del Noroeste, S.A. de C.V., Miguel Aleman 300, Ciudad Obregon, Sonora, Mexico. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. None of the directors and officers of Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers listed are citizens of Mexico.
Board of Directors
Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Mexico
Francisco Javier R. Bours Castelo	Chairman of Purchaser’s Board. Mr. Bours holds a degree in Civil Engineering from ITESM. He currently serves as Chairman of the Boards of Directors of the following companies: Industrias Bachoco, S.A.B. de C.V., Megacable Holdings, S.A.B. de C.V., Inmobiliaria de Trento S.A. de C.V., Agriexport S.A. de C.V., Acuícola Boca S.A. de C.V., Centro de Servicios Empresariales del Noroeste, S.A. de C.V., and Centro de Servicios Empresariales del Noroeste, S.A. de C.V.
Arturo Bours Griffith	Secretary of Purchaser’s Board. He is also Chairman of the Board of Directors of Qualyplast, S.A. de C.V. and a member of the Boards of Directors of Industrias Bachoco, S.A.B. de C.V., Megacable Holding, S.A.B. de C.V., Servicios Empresariales del Noroeste, S.A. de C.V., and Taxis Aéreos del Noroeste, S.A. de C.V.
Juan Salvador Robinson Bours Martínez	Treasurer of Purchaser’s Board. Mr. Robinson Bours holds a degree in Industrial Engineering from ITESM. His other appointments include Director of Industrias Bachoco, S.A.B. de C.V., Llantas y Accesorios, S.A. de C.V., as well as member of the Board of Directors of Megacable Holdings, S.A.B. de C.V.
Jesús Enrique Robinson Bours Muñoz	Member of the Purchaser’s Board. Mr. Bours holds a Bachelor’s degree in Engineering from the University of Arizona. He is also a Purchaser’s Board member of the Boards of Directors of Industrias Bachoco, S.A.B. de C.V., of Rassini S.A. de C.V. and Megacable Holdings S.A.B. de C.V.
Executive Officers
Because Purchaser is an entity with minimal transactions, as of the date of this U.S. Offer to Purchase, there has been no need to appoint any Executive Officers as those functions have been fulfilled by the Board of Directors.

If you have questions or need copies of this U.S. Offer to Purchase or the Acceptance for Series B Shares or the ADS Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free:
1 (877) 687-1871 (from the U.S. or Canada)
From outside the U.S. and Canada, please call:
+1 (412) 232-3651
Banks and Brokers May Call Collect:
(212) 750-5833
Email (for material requests only):
info@innisfreema.com
The Dealer Manager for the U.S. Offer is:
Citigroup
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
The ADS Letter of Transmittal, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the Tender Agent at the address set forth below:
The Tender Agent for the U.S. Offer (solely with respect to the ADSs) is:
Citibank, N.A.
By mail courier:
Citibank, N.A.
P.O. Box 219287
Kansas City, MO 64121-9287
Ref: Bachoco Tender
By overnight mail courier:
Citibank, N.A.
430 W 7th Street, Suite 219287
Kansas City, MO 64105-1407
Ref: Bachoco Tender